                               PURCHASE AGREEMENT
                          DATED AS OF APRIL 18, 1999
                                    AMONG
                     INTERMEDIA CAPITAL MANAGEMENT VI, LLC,
                           INTERMEDIA MANAGEMENT INC.,
                                ROBERT J. LEWIS,
                                TCI ICM VI, INC.,
                     INTERMEDIA CAPITAL MANAGEMENT VI, L.P.,
                      BLACKSTONE KC CAPITAL PARTNERS, L.P.,
                 BLACKSTONE KC OFFSHORE CAPITAL PARTNERS, L.P.,
               BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.,
                        LEO J. HINDERY, JR., as Sellers,
              TCI IP-VI, LLC (For the Limited Purposes Set Forth in
                       Sections 6.12 and 8.2(g) and (h)),
                                       AND
                      INSIGHT COMMUNICATIONS COMPANY, L.P.,
                                    as Buyer

                               PURCHASE AGREEMENT

                           DATED AS OF APRIL 18, 1999

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----


ARTICLE 1

         CERTAIN DEFINITIONS
         1.1      Terms Defined in this Section......................................................................1
         1.2      Terms Defined Elsewhere in this Agreement.........................................................12
         1.3      Rules of Construction.............................................................................13

ARTICLE 2

         SALE AND PURCHASE OF PURCHASED INTERESTS; PURCHASE PRICE
         2.1      Sale and Purchase of Purchased Interests..........................................................14
         2.2      Purchase Price for Purchased Interests............................................................14
         2.3      Adjustments to Purchase Price.....................................................................15
         2.4      Payment at Closing................................................................................19
         2.5      Post-Closing Purchase Price Adjustments...........................................................19
         2.6      Sellers' Representative...........................................................................22

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER
         3.1      Organization and Ownership of InterMedia Companies................................................22
         3.2      No Conflict; Required Consents....................................................................23
         3.3      InterMedia Assets.................................................................................23
         3.4      System Franchises, System Licenses, and System Contracts..........................................24
         3.5      Real Property.....................................................................................25
         3.6      Environmental.....................................................................................26
         3.7      Compliance with Legal Requirements................................................................27
         3.8      Patents, Trademarks and Copyrights. ..............................................................29
         3.9      Financial Statements; Undisclosed Liabilities; Absence of Certain Changes or
                  Events............................................................................................29
         3.10     Litigation........................................................................................30
         3.11     Tax Returns.......................................................................................30
         3.12     Employment Matters................................................................................30

                                                                                                                  Page
                                                                                                                  ----

         3.13     InterMedia Systems Information....................................................................31
         3.14     Accounts Receivable...............................................................................32
         3.15     Bonds; Letters of Credit; Insurance...............................................................32
         3.16     Finders and Brokers...............................................................................32
         3.17     Transactions with Affiliates......................................................................32
         3.18     Competition.......................................................................................32
         3.19     Pending Transactions..............................................................................33
         3.20     Pending Swap Schedules............................................................................33

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF SELLERS
         4.1      Authority of Sellers; Authorization and Binding Obligation........................................33
         4.2      No Conflict; Required Consents....................................................................33
         4.3      Title to Purchased Interests......................................................................34
         4.4      Litigation........................................................................................34
         4.5      Finders and Brokers...............................................................................35

ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF BUYER
         5.1      Organization; Authority...........................................................................35
         5.2      Authorization and Binding Obligation..............................................................35
         5.3      No Conflict; Required Consents....................................................................35
         5.4      Finders and Brokers...............................................................................36
         5.5      Investment Purpose................................................................................36
         5.6      Investment Company................................................................................36
         5.7      Litigation........................................................................................36
         5.8      Balance Sheet.....................................................................................36

ARTICLE 6

         SPECIAL COVENANTS AND AGREEMENTS
         6.1      Access to Premises and Records.  .................................................................36
         6.2      Continuity and Maintenance of Operations; Certain Deliveries and
                  Notices...........................................................................................37
         6.3      Required Consents, Franchise Renewal..............................................................38
         6.4      Confidentiality; Press Release....................................................................40
         6.5      Cooperation; Commercially Reasonable Efforts......................................................41

                                                                                                                  Page
                                                                                                                  ----

         6.6      HSR Act...........................................................................................41
         6.7      Tax Matters.......................................................................................41
         6.8      Cooperation on Financing and SEC Matters..........................................................43
         6.9      Schedules.........................................................................................44
         6.10     Environmental Reports.............................................................................45
         6.11     Year 2000 Matters.................................................................................45
         6.12     Consent and Agreements of Sellers, TCI and Buyer..................................................46
         6.13     WARN Act..........................................................................................47
         6.14     Affiliate Transactions............................................................................47

ARTICLE 7

         CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS
         7.1      Conditions to Buyer's Obligations.................................................................47
         7.2      Conditions to Sellers' Obligations................................................................49

ARTICLE 8

         CLOSING AND CLOSING DELIVERIES
         8.1      Closing...........................................................................................50
         8.2      Deliveries by Sellers.............................................................................51
         8.3      Deliveries by Buyer...............................................................................52

ARTICLE 9

         TERMINATION
         9.1      Termination by Agreement..........................................................................53
         9.2      Termination by Sellers............................................................................53
         9.3      Termination by Buyer..............................................................................54
         9.4      Effect of Termination.............................................................................56
         9.5      Attorneys' Fees...................................................................................56

ARTICLE 10

         MISCELLANEOUS
         10.1     Fees and Expenses.  ..............................................................................56
         10.2     Notices ..........................................................................................57
         10.3     Benefit and Binding Effect.  .....................................................................58
         10.4     Further Assurances.  .............................................................................58

                                                                                                                  Page
                                                                                                                  ----

         10.5     GOVERNING LAW.  ..................................................................................59
         10.6     Entire Agreement.  ...............................................................................59
         10.7     Amendments; Waiver of Compliance.  ...............................................................59
         10.8     Counterparts......................................................................................59
         10.9     Rights Cumulative.................................................................................59
         10.10    Survival..........................................................................................59
         10.11    Commercially Reasonable Efforts...................................................................61
         10.12    Effect of Agreement...............................................................................61

                               TABLE OF SCHEDULES


Schedule                     Description
--------                     -----------
Schedule 2.3                 Purchase Price Calculation
Schedule 3.1                 Organization and Ownership of InterMedia Companies
Schedule 3.2                 Conflicts; Required Consents
Schedule 3.3                 Principal Items of Tangible Personal Property (including all motor vehicles); Liens
Schedule 3.4                 System Franchises, System Licenses and System Contracts
Schedule 3.5                 Real Property
Schedule 3.6                 Environmental
Schedule 3.7                 Compliance with Legal Requirements
Schedule 3.8                 Patents, Trademarks and Copyrights
Schedule 3.9                 Financial Statements, Undisclosed Liabilities; Absence of Certain
                             Changes or Events
Schedule 3.10                Litigation
Schedule 3.11                Tax Matters
Schedule 3.12                Employment Matters
Schedule 3.13                InterMedia Systems Information
Schedule 3.15                Bonds; Letters of Credit; Insurance
Schedule 3.17                Transactions with Affiliates
Schedule 3.18                Competition
Schedule 4.2                 Sellers Conflicts; Required Consents
Schedule 4.3                 Title to Purchased Interests
Schedule 6.2                 Post-Signing Operations

                                TABLE OF EXHIBITS


Exhibit                             Description
-------                             -----------
Exhibit A                           Form of Noncompetition Agreement
Exhibit B                           Form of Seller Release
Exhibit C                           Form of Post-Closing Escrow Agreement
Exhibit D                           Form of InterMedia Company Release

                               PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement") is entered into as of April 18, 1999, by and among InterMedia Capital Management VI, LLC, a Delaware limited liability company (the "General Partner"), InterMedia Management, Inc., a California corporation ("IMI"), Robert J. Lewis, an individual ("Lewis"), TCI ICM VI, Inc., a Delaware corporation ("TCI Inc."), InterMedia Capital Management VI, L.P., a California limited partnership ("ICM-VI"), Blackstone KC Capital Partners L.P., a Delaware limited partnership, Blackstone KC Offshore Capital Partners L.P., a Cayman Islands exempted limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, Leo J. Hindery, Jr., an individual ("Hindery"), as Sellers, TCI IP-VI, LLC, a Delaware limited liability company ("TCI LLC") (for the limited purposes set forth in Sections 6.12 and 8.2(g) and (h)), and Insight Communications Company, L.P., a Delaware limited partnership ("Buyer").

                                    RECITALS

         The General Partner owns all of the general partnership interests in InterMedia Capital Partners VI, L.P., a Delaware limited partnership (the "Partnership"). ICM-VI, the Blackstone Partners (as defined below), Hindery and TCI LLC are each limited partners of the Partnership and own limited partnership interests in the Partnership. IMI is a limited partner of InterMedia Partners Group VI, L.P., InterMedia Partners VI, L.P., and InterMedia Partners of Kentucky, L.P. (the "Subsidiary Partnerships"). Buyer desires to acquire 50% in the aggregate of the partnership interests in the Partnership and desires to acquire from IMI all of its partnership interests in the Subsidiary Partnerships, and the General Partner, ICM VI, IMI, Lewis, TCI Inc., the Blackstone Partners, Hindery and TCI LLC (referred to collectively as the "Sellers" and individually as a "Seller") desire to sell to Buyer such partnership interests in the Partnership and the Subsidiary Partnerships, in each case for the consideration and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

                                   ARTICLE 1

                              CERTAIN DEFINITIONS

         1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

         "1992 Cable Act" means the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Accounts Receivable" means all rights of the InterMedia Companies to payment for goods or services provided prior to the Adjustment Time, including but not limited to, rights to payment for cable services to customers of the InterMedia Systems, rights to payment for telecommunications and other services to customers of InterMedia's Business, the sale of advertising, the leasing of channels, launch fees, co-op dollars, and other goods and services and rentals.

         "Adjustment Time" means (a) with respect to Adjustment Assets and Adjustment Liabilities and other items that primarily relate to the InterMedia Companies as a whole, 11:59 p.m., local San Francisco time, on the day immediately preceding the Closing Date, and (b) with respect to Adjustment Assets and Adjustment Liabilities and other items that primarily relate to a particular InterMedia System, 11:59 p.m. local time for that InterMedia System, on the day immediately preceding the Closing Date.

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with the specified Person, where "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

         "Basic Services" means the lowest tier of cable television service offered to subscribers of an InterMedia System that includes the retransmission of local broadcast signals as defined by the Cable Act and the 1992 Cable Act.

         "Blackstone Partners" means Blackstone KC Capital Partners L.P., Blackstone KC Offshore Capital Partners L.P., and Blackstone Family Investment Partnership III L.P., each of which may be referred to herein individually as a "Blackstone Partner."

         "Business Day" means any day other than a Saturday, Sunday or a day on which the banking institutions in New York, New York are required or authorized to be closed.

         "Cable Act" means the Cable Communications Policy Act of 1984, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Capital Stock" means any and all shares, interests, or other equivalent interests (however designated) in the equity of any Person, including capital stock, partnership interests, and membership interests, and including any rights, options or warrants with respect thereto.

         "Charter Documents" means the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, articles of association, and similar charter documents, as applicable to any Person other than an individual.

         "Closing" means the consummation of the purchase and sale of the Purchased Interests pursuant to this Agreement in accordance with the provisions of Article 8.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, all as in effect from time to time.

         "Communications Act" means the Communications Act of 1934, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Contract" means any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

         "Copyright Act" means the Copyright Act of 1976, as amended and in effect from time to time.

         "Credit Agreement" means the Revolving Credit and Term Loan Agreement dated April 30, 1998 among InterMedia Partners VI, L.P., as Borrower, Toronto Dominion (Texas), Inc., as Administrative Agent, and the other Lenders party thereto, as amended by the First Amendment dated as of March 23, 1999.

         "Environmental Law" means any binding applicable Legal Requirement concerning the protection of the environment and public or employee health (to the extent relating to the environment), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "Equivalent Basic Subscribers" (or "EBSs") means, as of the Closing Date or any other date of determination for each InterMedia System, the sum of:

                  (A) The total number of private residential customer accounts reflected on Cabledata Report KK or CSG Report CPRM006, as applicable, that are billed by individual unit for at least Basic Service regardless of whether such accounts are in single-family homes or in individually billed units in apartment buildings and other multi-unit buildings; plus

                  (B)      The quotient of:

                           (1) The total monthly billings for sales of Basic Service and Expanded Basic Service by such InterMedia System during the most recent billing period ended prior to the Closing Date or any other date of determination to commercial, bulk-billed and other accounts not billed by individual unit, whether on a discounted or non-discounted basis ("Bulk Revenue"), and to private residential customer accounts that are billed by individual unit but pay less than the standard monthly service fees for Basic Service, but excluding billings in excess of a single month's charges for any account, divided by

                           (2) The predominant monthly combined rate (without discounts of any kind) charged by such InterMedia System to individually billed subscribers for Basic Service and Expanded Basic Service offered by such InterMedia System as of the date of this Agreement.

The monthly billings for sales of Basic Service and Expanded Basic Service to commercial, bulk-billed and other accounts not billed by individual unit that are subject to binding agreements prior to the Closing Date but not counted as Bulk Revenue as of the Closing Date because such accounts were not yet active, will be included in clause (B)(1) above (subject to the proviso below) for purposes of the EBS calculation for the Final Closing Statement to the extent such accounts become active during the period beginning on the Closing Date and ending on the date the Purchase Price is finally determined in accordance with
Article 3 (the "Final Settlement Period"); provided that the additional EBSs calculated pursuant to this paragraph will be included only to offset accounts that were excluded pursuant to paragraphs (2) and (5) below.

         For purposes of calculating EBSs, there will be excluded:

                  (1) For purposes of the calculations in clause (A) above, accounts that are charged less than the standard monthly service fees then in effect for such InterMedia System for Basic Service (except with respect to senior citizen discounts generally offered by the InterMedia Companies within the InterMedia System to senior citizens).

                  (2) All accounts billed by individual unit that are more than 60 days past due (or 90 days in the case of Louisville System accounts) in the payment of any amount in excess of $10.00 at the Closing Date or any other date of determination. All billings to any commercial, bulk-billed and other accounts not billed by individual unit that are more than 90 days past due at the Closing Date or other date of determination. For purposes of this Agreement, payments on account of monthly billings will be deemed due on the first day of the period for which the service to which such billings relate is provided.

                  (3) Any accounts billed by individual unit, and all commercial, bulk-billed and other accounts not billed by individual unit (other than those subject to binding agreements as specified in the unnumbered paragraph above) that, as of the Closing Date or other date of determination, have not paid in full the charges for at least one full month of subscribed service.

                  (4) That portion of billings included in clause (B) above representing an installation or other non-recurring charge, a charge for equipment or a charge for any outlet or connection other than the first outlet or first connection, a charge for any tiered service other than Expanded Basic Services (whether or not included within Pay TV), any charge for Pay TV or pass-through charge for sales taxes, line-itemization, franchise fees, fees charged by the FCC and the like.

                  (5) Any individually billed unit and all billings to any commercial, bulk-billed and other accounts not billed by individual unit (e.g., apartment buildings) which is served pursuant to a dwelling unit, access, right-of-entry or similar written agreement in respect of which the General Partner or the InterMedia Companies have received oral or written notice prior to the Closing Date that such agreement will be terminated prior to the end of the Final Settlement Period; provided, however, that any such account excluded pursuant to this paragraph (5) as of the Closing Date that is not terminated during the Final Settlement Period will be included in the EBS calculation for purposes of the Final Closing Statement.

                  (6) Any individually billed unit and all billings to any commercial, bulk-billed or other accounts not billed by individual unit that was solicited within the 60-day period preceding the Closing Date or other date of determination to purchase such services by promotions or offers of discounts other than those ordinarily made by the InterMedia Companies or contemplated by InterMedia's 1999 Budget.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto, all as in effect from time to time.

         "ERISA Affiliate" means, with respect to any Person, a trade or business affiliated within the meaning of Sections 414(b), (c) or (m) of the Code.

         "Escrow Agent" means the Person mutually selected by Buyer and the General Partner pursuant to Section 2.5(a) to serve as the escrow agent under the Post-Closing Escrow Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as in effect from time to time.

         "Expanded Basic Services" means any CPST tier of any InterMedia System designated as such in the rate filings of the InterMedia Companies.

         "FCC" means the Federal Communications Commission.

         "Franchising Authorities" means all Governmental Authorities that have issued or granted a System Franchise relating to the operation of an InterMedia System.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "General Partnership Interest" means the general partnership interest in the Partnership held by the General Partner.

         "Governmental Authority" means the United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing, and including any Franchising Authority.

         "Hazardous Substances" means (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. ss.ss. 6901 et seq.), as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (15 U.S.C. ss.ss. 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (c) any substance regulated by the Toxic Substances Control Act (TSCA) (15 U.S.C. ss.ss.2601 et seq.), or the Insecticide, Fungicide and Rodenticide Act (IFRA) (7 U.S.C. ss.ss.136 et seq.), each as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (d) asbestos or asbestos-containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, handling, treatment, storage or disposal of which on real property is prohibited by any Environmental Law; and (h) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated by the Federal Trade Commission with respect thereto, all as in effect from time to time.

         "InterMedia Assets" means all assets, properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held for use or used in connection with InterMedia's Business and in which any InterMedia Company has any right, title or interest or acquires any right, title or interest on or before the Closing, including Tangible Personal Property, Owned Real Property, Leased Real Property, Other Real Property Interests, System Franchises, System Licenses, System Contracts, and Other Intangibles.

         "InterMedia Companies" means each of the Partnership and the Subsidiary Partnerships, each of which may be referred to herein individually as an "InterMedia Company."

         "InterMedia Company Release" means the "Release" substantially in the form of Exhibit D to be delivered to the Sellers at the Closing by each InterMedia Company.

         "InterMedia Systems" means the cable television systems owned and operated by the InterMedia Companies or any combination of any of them, each of which may be referred to herein individually as an "InterMedia System."

         "InterMedia's 1999 Budget" means the budget for InterMedia's Business for the 1999 calendar year, in the form delivered to Buyer prior to execution of this Agreement.

         "InterMedia's Business" means the cable television business and all related and ancillary businesses and all other businesses conducted by the InterMedia Companies, whether conducted through the InterMedia Systems or otherwise.

         "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

         "Knowledge" means, with respect to any Person, the actual knowledge of a particular matter of such Person, or if such Person is an entity, one or more of the principal corporate personnel of such Person, and, with respect to the General Partner, includes the actual knowledge of one or more of the general managers of the InterMedia Systems.

         "Leased Real Property" means all leasehold interests in real property that are held for use or used in connection with InterMedia's Business which any InterMedia Company has, or acquires prior to Closing, including those described as Leased Real Property on Schedule 3.5.

         "Legal Requirement" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

         "Lien" means any security interest, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any capitalized lease, mortgage, lien, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to, defect in or other condition affecting title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, System License, System Franchise, System Contract or otherwise.

         "Limited Partner Seller" means each of ICM-VI, Lewis, TCI Inc., the Blackstone Partners, Hindery, and IMI.

         "Limited Partnership Interests" means the limited partnership interests in the Partnership held by each of ICM-VI (prior to the Distribution) or IMI, Lewis and TCI Inc. (after the Distribution), the Blackstone Partners, and Hindery, respectively, and the limited partnership interests in the Subsidiary Partnerships held by IMI.

         "Litigation" means any written claim, action, suit, proceeding, arbitration or hearing that could result in a Judgment.

         "Loan Documents" means the Credit Agreement, the Term Loan A Agreement, the Term Loan B Agreement and the other "Credit Documents" (as that term is defined in each of the Credit Agreement, the Term Loan A Agreement and the Term Loan B Agreement).

         "Loan Document Liens" means Liens created by the Loan Documents in favor of the Lenders and described in Schedule 3.3.

         "Material Adverse Effect" means a material adverse effect on (a) the condition (financial or otherwise) or results of operations of InterMedia's Business, (b) the InterMedia Assets, business, operations, conditions (financial or otherwise) or units of operations of any single Principal System Group, taken as a whole, (c) the InterMedia Assets, business, operations, condition (financial or otherwise) or results of operations of the other InterMedia Systems (i.e., those which are not within any Principal System Group), taken as a whole, or (d) the ability of any Seller to perform its obligations under this Agreement.

         "Multichannel Video Programming Distributor" or "MVPD" means a distributor of cable television services, multichannel multipoint distribution service, direct broadcast satellite service or television receive-only satellite programming, who makes available for purchase, by subscribers or customers, multiple channels of video programming, other than Persons distributing such services only to multiple dwelling unit or other commercial customers (including hotels, motels, resorts, hospitals, dormitories, prisons, restaurants, bars and similar establishments).

         "Noncompetition Agreement" means the Noncompetition Agreement between Buyer and each of the Blackstone Partners, substantially in the form of Exhibit A, which agreement shall be executed and delivered at the Closing.

         "Operating Partnership" means InterMedia Partners of Kentucky, L.P.

         "Other Intangibles" means all intangible assets other than System Franchises, System Licenses and System Contracts, including subscriber lists, Accounts Receivable, claims, patents, and copyrights that are owned, held for use or used in connection with InterMedia's Business and in which any InterMedia Company has, or acquires prior to Closing, any right, title or interest.

         "Other Real Property Interests" means all easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property that are held for use or used in connection with InterMedia's Business and in which any InterMedia Company has, or acquires prior to Closing, any right, title or interest, including those interests described as Other Real Property Interests on Schedule 3.5, but not including Leased Real Property or Owned Real Property.

         "Owned Real Property" means all fee interests in real property that are held for use or used in connection with InterMedia's Business which any InterMedia Company has, or acquires prior to Closing, including those described as Owned Real Property on Schedule 3.5 and all improvements thereon.

         "Partnership Agreement" means the Agreement of Limited Partnership for the Partnership dated as of October 30, 1997, as amended by a First Amendment to Agreement of Limited Partnership dated as of April 30, 1998.

         "Pay TV" means a la carte tiers or premium programming services selected by and sold to subscribers on a per channel or per program basis.

         "Permitted Lien" means any (a) Lien securing Taxes, assessments and governmental charges not yet due and payable, (b) zoning law or ordinance or any similar Legal Requirement, (c) right reserved to any Governmental Authority to regulate the affected property, (d) as to Owned Real Property, any Lien not securing indebtedness or arising out of the obligation to pay money that does not individually or in the aggregate interfere with the right or ability to own, use or operate the Owned Real Property as they are being used or operated or materially diminish the value of such Owned Real Property, (e) in the case of Owned Real Property and Leased Real Property, any lease or sublease by any InterMedia Company in favor of a third party that is disclosed in the Schedules to this Agreement, (f) in the case of Leased Real Property, the rights of any lessor and any Lien granted by any lessor of Leased Real Property, (g) any inchoate materialmen's, mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business, (h) the Loan Document Liens, (i) Liens described on Schedule 3.3 and (j) recorded exceptions included in any title policy that relates to owned real property that is listed on Schedule 3.5 and was delivered to Buyer prior to execution of this Agreement; provided that "Permitted Lien" will not include any Lien securing a debt (other than the Loan Document Liens) or any Lien that could prevent or impair in any way the conduct of the business of the affected InterMedia System as it is currently being conducted.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

         "Post-Closing Escrow Agreement" means the Escrow Agreement among the General Partner, Buyer and the Escrow Agent, substantially in the form of Exhibit C hereto, which agreement shall be executed and delivered at the Closing.

         "Principal System Group" means any of the Lexington, Louisville, Covington or Bowling Greens InterMedia Systems, as more particularly described in Schedule 3.13(e).

         "Required Consents" means the consents, permits, approvals and authorizations of Governmental Authorities and other Persons, and filings, notices, and applications with Governmental Authorities and other Persons, necessary to transfer lawfully the Purchased Interests to Buyer or otherwise to consummate lawfully the transactions contemplated by this Agreement.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as in effect from time to time.

         "Seller Release" means the "Release" substantially in the form of Exhibit B to be delivered to Buyer at the Closing by each Person designated on Exhibit B hereto.

         "Service Area" means any geographic area in which an InterMedia Company is authorized to provide cable television service pursuant to a System Franchise or provides cable television service in which a System Franchise is not required pursuant to applicable Legal Requirements.

         "Subsidiary" means, with respect to any Person, any other Person of which the outstanding voting Capital Stock sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, of which 50% or more of the Capital Stock) is owned (beneficially or otherwise) directly or indirectly by such first Person or any Subsidiary thereof.

         "System Contracts" means all pole line agreements, underground conduit agreements, crossing agreements, multiple dwelling, bulk billing or commercial service agreements, leased channel access agreements and other Contracts (other than System Franchises and System Licenses) held for use or used in connection with InterMedia's Business and to which any InterMedia Company is, or becomes prior to Closing, a party or bound, including those described on Schedule 3.4.

         "System Franchises" means all franchise agreements, operating permits or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any Franchising Authority in connection with InterMedia's Business, including those listed on Schedule 3.4, including all amendments and modifications thereto and all renewals thereof.

         "System Licenses" means the intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority in connection with InterMedia's Business (other than System Franchises, System Contracts and Other Real Property Interests), including those described on Schedule 3.4.

         "Tangible Personal Property" means all tangible personal property that is owned, leased, held for use or used in connection with InterMedia's Business and in which any InterMedia Company has, or acquires prior to Closing, any right, title or interest, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the principal items of which, including all motor vehicles, are described on Schedule 3.3.

         "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes and levies, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

         "Tax Returns" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing required to be submitted to any Governmental Authority with respect to any Tax.

         "Term Loan A Agreement" means the Term Loan A Agreement dated April 30, 1998 among InterMedia Partners Group VI, L.P., Toronto Dominion (Texas), Inc., as Administrative Agent, NationsBank of Texas, N.A., as Documentation Agent, and the other Lenders party thereto, as amended by the First Amendment dated as of March 23, 1999 that has been delivered to Buyer.

         "Term Loan B Agreement" means the Term Loan B Agreement dated April 30, 1998 among InterMedia Partners Group VI, L.P., Toronto Dominion (Texas), Inc., as Administrative Agent, The Bank of New York Company, Inc., as Documentation Agent, and the other Lenders party thereto, as amended by the First Amendment dated as of March 23, 1999, and as to be further amended by an amendment substantially in the form of the draft Second Amendment dated April 12, 1999 that has been delivered to Buyer prior to execution of this Agreement.

         "Transferable Service Area" means a Service Area with respect to which:
(a) no franchise or similar authorization is required for the provision of cable television service in such Service Area, (b) no Required Consent is necessary for the transfer of control of any System Franchise for such Service Area in connection with the consummation of the transactions contemplated by this Agreement, or (c) if a Required Consent is necessary for the transfer of control of any System Franchise for such Service Area in connection with the consummation of the transactions contemplated by this Agreement, an effective consent or approval has been obtained without the imposition of any condition or any modification that in either case makes, or is reasonably likely to make, the underlying System Franchise materially more onerous in any respect or materially reduces in any respect, or is reasonably likely to materially reduce in any respect, the benefits available under the System Franchise in respect of which the Required Consent relates.

         "Transaction Documents" means this Agreement, the Post-Closing Escrow Agreement, the Noncompetition Agreement, the Seller Releases, and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement.

         "Upset Date" means February 1, 2000, as such date may be extended pursuant to the provisions of this Agreement, including Sections 9.2 and 9.3.

         1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:


         Term                                        Section
         ----                                        -------
         Adjustment Assets                           Section 2.3(b)(1)
         Adjustment Liabilities                      Section 2.3(b)(2)
         Amended and Restated Partnership            Section 6.12(c)
         Agreement
         Buyer                                       First Paragraph
         Confidential Information                    Section 6.4(a)
         Conversion                                  Section 8.2(c)
         Cost of Service Election                    Section 3.7(d)
         Designated Closing Date                     Section 8.1(a)
         Distribution                                Section 2.1(b)
         Final Closing Statement                     Section 2.5(b)(1)
         First Swap                                  Section 2.3(c)(1)
         First Swap Adjustment                       Section 2.3(c)(1)
         First Swap Agreement                        Section 2.3(b)(2)(VI)
         FrontierVision                              Section 2.3(b)(2)(VI)
         General Partner                             First Paragraph
         Hindery                                     First Paragraph
         IMI                                         First Paragraph
         InterMedia Balance Sheet                    Section 3.9
         InterMedia Plans                            Section 3.12
         InterMedia's Financial Statements           Section 3.9
         Lewis                                       First Paragraph
         Material Environmental Liability            Section 3.6
         Net Closing Payment                         Section 8.3(a)

        Partnership                                  First Paragraph
        Pending Swap Adjustment                      Section 2.3(d)
        Pending Swaps                                Section 2.3(c)(2)
        Post-Closing Adjustments Escrow              Section 2.5(a)
        Post-Closing Adjustment Funds                Section 2.5(a)
        Preliminary Closing Statement                Section 2.4
        Purchase Price                               Section 2.2
        Purchased Interests                          Section 2.1(a)
        Reimbursable Capital Expenditures            Section 2.3(a)
        Rollover/Refinancing                         Section 6.8(d)
        Second Swap                                  Section 2.3(c)(2)
        Second Swap Adjustment                       Section 2.3(c)(2)
        Second Swap Agreement                        Section 2.3(b)(2)(VI)
        Seller                                       Recitals
        Subscriber Adjustment                        Section 2.3(d)
        Subscriber Shortfall                         Section 2.3(d)
        Subscriber Target                            Section 2.3(d)
        Subsidiary Partnerships                      Recitals
        TCI Inc.                                     First Paragraph
        TCI LLC                                      First Paragraph
        WARN Act                                     Section 6.14

         1.3 Rules of Construction. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section is a reference to a Section of this Agreement, a reference to an Exhibit is a reference to an Exhibit to this Agreement, a reference to a Schedule is a reference to a Schedule to this Agreement, and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules and the Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                                   ARTICLE 2

                   SALE AND PURCHASE OF PURCHASED INTERESTS;
                                 PURCHASE PRICE

         2.1 Sale and Purchase of Purchased Interests.


                  (a) Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer, and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase at the Closing, the partnership interests specified below (the "Purchased Interests"), free and clear of all Liens (other than the Loan Document Liens and transfer restrictions created by the Partnership Agreement in favor of the other partners thereunder):

                           (1) from the General Partner, the General Partnership
Interest;

                           (2) from each of IMI, Lewis, the Blackstone Partners,
and Hindery, the entire Limited Partnership Interest in the Partnership held by each such Seller after giving effect to the Distribution;

                           (3) from TCI Inc., a portion of the Limited
Partnership Interest in the Partnership held by such Seller after giving effect to the Distribution and to the purchases described in Sections 2.1(a)(1) and
(2), such that Buyer will own and hold 50% of the aggregate partnership interests in the Partnership immediately after the Closing and that TCI Inc. and TCI LLC together will own and hold 50% of the aggregate partnership interests in the Partnership immediately after the Closing; and

                           (4) from IMI, the entire Limited Partnership Interest
in each of the Subsidiary Partnerships held by IMI.

                  (b) Distribution. Immediately prior to the Closing, ICM-VI shall distribute to IMI, Lewis and TCI Inc. all of ICM-VI's partnership interests in the Partnership, including all of ICM-VI's rights under the Partnership Agreement (the "Distribution").

         2.2 Purchase Price for Purchased Interests. Buyer shall pay and deliver to the General Partner for the benefit of the Sellers as consideration for the sale of the Purchased Interests an amount in cash equal to $327,185,000, subject to adjustment as provided in Section 2.3 and determined in accordance with this
Article 2, and subject to further adjustment as provided in Section 8.1(a)(4) (the "Purchase Price").

         2.3 Adjustments to Purchase Price.

                  (a) Capital Expenditures Adjustment. The Purchase Price shall be increased by 50% of the aggregate amount of Reimbursable Capital Expenditures. For purposes of this Agreement, "Reimbursable Capital Expenditures" means the sum of all capital expenditures actually made by the InterMedia Companies during the period beginning April 13, 1999 and ending at the Adjustment Time with respect to any of the InterMedia Systems relating to
(1) upgrades and rebuilds of InterMedia System plant capacity and (2) the purchase of digital converters, plus (without duplication) the cost of inventory purchased on or after April 13, 1999 that relates specifically to such upgrades and rebuilds and converters but which costs have not yet been accounted for as a capital expenditure.

                  (b) Debt and Working Capital Adjustment. The Purchase Price shall be decreased by 50% of the amount, if any, by which the amount of Adjustment Liabilities as of the Adjustment Time exceeds the amount of Adjustment Liabilities shown on Schedule 2.3 and shall be increased by 50% of the amount, if any, by which the amount of Adjustment Liabilities as of the Adjustment Time is less than the amount of Adjustment Liabilities shown on
Schedule 2.3. The Purchase Price shall be decreased by 50% of the amount, if any, by which the amount of Adjustment Assets as of the Adjustment Time is less than the amount of Adjustment Assets shown on Schedule 2.3 and shall be increased by 50% of the amount, if any, by which the amount of Adjustment Assets as of the Adjustment Time exceeds the amount of Adjustment Assets shown on
Schedule 2.3.

                           (1) Subject to the other provisions of this Section
2.3(c), "Adjustment Assets" means the sum of: (A) cash and cash equivalents (but only to the extent such cash is held by the InterMedia Companies at the Closing), (B) Eligible Accounts Receivable net of any credit balances owed to cable television subscribers of the InterMedia Systems, (C) Prepaid Expenses,
(D) Deposits, (E) Programming/Launch Receivables, and (F) Other Current Assets, in each case of clauses (A) through (F) computed for the InterMedia Companies as of the Adjustment Time on a consolidated basis and without duplication in accordance with GAAP applied on a basis consistent with the preparation of the InterMedia Balance Sheet and Schedule 2.3.

                                    (I) "Eligible Accounts Receivable" means 99%
of the face amount of all Subscriber Accounts Receivable that are 60 or fewer days past due as of the Adjustment Time and 100% of the face amount of all Advertising Accounts Receivable that are 120 days or fewer past due as of the Adjustment Time. No Subscriber Accounts Receivable that are more than 60 days past due and no Advertising Accounts Receivable that are more than 120 days past due will be included in Eligible Accounts Receivable.

                                    (II) "Subscriber Accounts Receivable" means
accounts receivable of the InterMedia Companies (excluding Advertising Accounts Receivable) resulting from the provision of cable television service by the InterMedia Systems to active subscribers as of the Adjustment Time and that relate to periods prior to the Adjustment Time. For purposes of making "past due" calculations to determine whether Subscriber Accounts Receivable are Eligible Accounts Receivable, the subscriber billing statements will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.

                                    (III) "Advertising Accounts Receivable"
means accounts receivable of the InterMedia Companies resulting from advertising on an InterMedia System or another cable television system sold either directly by the InterMedia Companies or by an ad sales representative or an advertising agency of the InterMedia Companies or through an advertising interconnect partnership or otherwise. For purposes of making "past due" calculations to determine whether Advertising Accounts Receivable are Eligible Accounts Receivable, invoices will be deemed to be due and payable upon date of invoice.

                                    (IV) "Prepaid Expenses" means the book value
of prepaid expenses of the InterMedia Companies (but only to the extent constituting a current asset and only to the extent that such prepaid expenses will accrue to the benefit of the InterMedia Companies upon and after the Adjustment Time).

                                    (V) "Deposits" means all monies which are on
deposit with third parties as of the Adjustment Time for the account of the InterMedia Companies or as security for the InterMedia Companies' performance of their obligations, including deposits on real property leases and deposits for utilities that will accrue to the benefit of the InterMedia Companies upon and after the Adjustment Time.

                                    (VI) "Programming/Launch Receivables" means
the current and long- term portion of balances due to the InterMedia Companies from programmers whose networks are carried by the InterMedia Systems.

                                    (VII) "Other Current Assets" means all other
current assets of the InterMedia Companies; provided, however, notwithstanding any provision of this Agreement to the contrary, Adjustment Assets shall not include inventory, accounts receivable that are not Eligible Accounts Receivable, intercompany and affiliated-party receivables, insurance or condemnation proceeds, sale proceeds received in connection with a disposition of cable television system assets (other than in connection with the Pending Swaps), or deferred tax assets.

                           (2) Subject to the other provisions of this Section
2.3(c), "Adjustment Liabilities" means the sum of: (A) Debt, (B) Accounts Payable, (C) Subscriber Prepayments and Deposits, (D) Unearned
Programming/Launch Fees, (E) Deferred Revenue, and (F) Other Current Liabilities, in each case of clauses (A) through (F) computed for the InterMedia Companies as of the Adjustment Time on a consolidated basis and without duplication in accordance with GAAP applied on a basis consistent with the preparation of the InterMedia Balance Sheet and Schedule 2.3.

                                    (I) "Debt" means the sum of (1) all
obligations of the InterMedia Companies for borrowed money (including all accrued and unpaid interest) under the Loan Documents and any bonds, debentures, notes, indentures, mortgages, or similar instruments to which any of the

InterMedia Companies are a party or by which any of them are bound, and (2) all capital lease obligations of the InterMedia Companies.

                                    (II) "Accounts Payable" means the book value
of all accounts payable of the InterMedia Companies.

                                    (III) "Subscriber Prepayments and Deposits"
means the sum of (1) all outstanding deposits of subscribers of the InterMedia Systems for converters, decoders and similar items (and, if required to be paid to such subscribers, accrued interest thereon), and (2) all payments received by the InterMedia Companies prior to the Adjustment Time for services to be rendered to subscribers of the InterMedia Systems after the Adjustment Time.

                                    (IV) "Unearned Programming/Launch Fees"
means the current and long-term portion of programming and launch support funds received or to be received by the InterMedia Companies from programmers for which the InterMedia Companies will be obligated to continue the programming after the Closing, to the extent such funds have not been recognized into income prior to the Closing Date.

                                    (V) "Deferred Revenue" means liabilities to
subscribers representing advance billings for services to be performed by the InterMedia Companies after the Adjustment Time.

                                    (VI) "Other Current Liabilities" means all
other current liabilities of the InterMedia Companies, including accrued vacation pay of employees of the relevant InterMedia Company (to the extent permitted to be carried over by the InterMedia Companies policies), provided, however, notwithstanding any provision of this Agreement to the contrary, Adjustment Liabilities shall not include (1) Accounts Payable, (2) Subscriber Prepayments and Deposits, (3) current and deferred income taxes, (4) current maturities of Debt, (5) deferred tax liabilities, (6) any payables to any of the InterMedia Companies, (7) any liabilities covered by identifiable insurance proceeds net of applicable deductibles, (8) liabilities for which the InterMedia Companies are entitled to indemnification under the following provisions, net of any applicable deductible, basket, cap or similar limitation: (A) section 10.1 of the Contribution Agreement dated as of October 30, 1997, as amended by the First Amendment to Contribution Agreement dated as of April 30, 1998, between InterMedia Capital Management VI, L.P., and TCI TKR of Southern Kentucky, Inc., TCI TKR of Northern Kentucky, Inc., TCI TKR of Jefferson County, Inc., TCI Cablevision of Kentucky, Inc., TCI Cablevision of North Central Kentucky, Inc., TCI of North Central Kentucky, Inc., TCI of Lexington, Inc., and TCI of Radcliff, Inc., (B) section 10.1 of the Asset Exchange Agreement dated as of October 31, 1998 between the Operating Partnership and Insight Communications of Indiana, LLC, and (C) section 10 of the Asset Exchange Agreement dated as of February 17, 1999, as amended by amendments dated March 1, 1999 and March 11, 1999 (the "First Swap Agreement"), and of the Asset Exchange Agreement dated as of March 11, 1999 (the "Second Swap Agreement"; together with the First Swap Agreement, the "Swap Agreements"), each between the Operating Partnership and FrontierVision Operating Partners, L.P. ("FrontierVision"), and (9) any expenses that the Sellers are obligated to pay as set forth in Section 10.1.

                           (3) For purposes of making the adjustments pursuant
to this Section 2.3(b), revenues and expenses shall be treated as prepaid or accrued so as to reflect the principle that revenues and expenses will be prorated so that revenues and expenses attributable to the period prior to the Adjustment Time shall be for the account of Sellers and revenues and expenses attributable to the period after the Adjustment Time shall be for the account of Buyer.

                  (c) Pending Swap Adjustment.

                           (1) If the transaction contemplated by the First Swap
Agreement (the "First Swap") is consummated prior to the Closing hereunder, then the Purchase Price shall be decreased by the sum of $265,000 and one-half of the amount, if any, by which the cash payment to be made by FrontierVision pursuant to Section 2.1(a)(ii) of the First Swap Agreement is increased by a subscriber adjustment pursuant to Section 2.1(a)(v) of the First Swap Agreement (such decrease, the "First Swap Adjustment").

                           (2) If the transaction contemplated by the Second
Swap Agreement (the "Second Swap"; together with the First Swap, the "Pending Swaps") is consummated prior to the Closing hereunder, then the Purchase Price shall be decreased by the sum of $903,850 and one-half of the amount, if any, by which the cash payment to be made by FrontierVision pursuant to Section 2.1(a)(ii) of the Second Swap Agreement is increased by a subscriber adjustment pursuant to Section 2.1(a)(v) of the Second Swap Agreement (such decrease, the "Second Swap Adjustment").

                           (3) If either Pending Swap is consummated after the
Closing hereunder but prior to the date that is six months after the Closing Date hereunder, the Buyer will remit to the General Partner, for the account of the Sellers, within three Business Days of the receipt of such proceeds and account information from the General Partner, 40% of $2,650,076 (as such System Difference Amount (as such term is used in the First Swap Agreement) may be amended other than pursuant to the adjustments contemplated by the First Swap Agreement), in the case of the First Swap, and 40% of $9,038,500 (as such System Difference Amount (as such term is used in the Second Swap Agreement) may be amended other than pursuant to the adjustments contemplated by the Second Swap Agreement), in the case of the Second Swap (in each case less 50% of any out of pocket costs incurred or paid by the InterMedia Companies after the Closing hereunder in connection with consummating such Pending Swap). Buyer will cause the InterMedia Companies to use reasonable commercial efforts to complete the Pending Swaps within six months after the Closing Date to the extent not completed prior to the Closing hereunder. Buyer shall not permit the terms of either Pending Swap to be amended or otherwise modified in any respect (whether by amendment or modification of the applicable Swap Agreement, termination of the applicable Swap Agreement and execution of another agreement providing for such Pending Swap, or otherwise) that would result in (1) a reduction in the System Difference Amount under the First Swap Agreement, other than pursuant to the adjustments contemplated by the First Swap Agreement as in effect as of the Closing hereunder, in excess of $680,170, or a reduction in the System Difference Amount under the Second Swap Agreement, other than pursuant to the adjustments contemplated by the Second Swap Agreement as in effect as of the Closing hereunder, in excess of $2,319,830, or (2) a reduction in the System Difference Amounts, other than pursuant to the adjustments contemplated by the Swap Agreements as in effect as of the Closing hereunder, in connection with any increase in the assets or other consideration to be received or in the liabilities to be transferred, or any decrease in the assets or other consideration to be conveyed or in the liabilities to be assumed, by the InterMedia Companies in the Pending Swaps, in either case of (1) or (2) without the consent of the General Partner unless the Buyer reimburses the General Partner for the account of the Sellers the amount by which the Sellers' portion of such payment would be reduced by such reduction or other modification.

                  (d) Subscriber Adjustment. The Purchase Price shall be decreased by 50% of the dollar amount equal to the product of (1) the Subscriber Shortfall multiplied by (2) $3,295.00 (such decrease, the "Subscriber Adjustment"). For purposes of this Agreement, the "Subscriber Shortfall" equals the number, if any, by which the total number of Equivalent Basic Subscribers for all of the InterMedia Systems as of the Adjustment Time is less than 424,930 (the "Subscriber Target"); provided that if either Pending Swap has been consummated prior to the Closing hereunder, the Subscriber Target shall be decreased by the excess of the number of Equivalent Billing Units of the InterMedia Systems disposed of by the InterMedia Companies in such Pending Swap over the number of Equivalent Billing Units of the InterMedia Systems acquired by the InterMedia Companies in such Pending Swap, in each case as "Equivalent Billing Unit" is defined in and determined as of the closing date of such Pending Swap pursuant to the applicable Pending Swap Agreement.

         2.4 Payment at Closing. No later than ten Business Days prior to the date scheduled for the Closing, the General Partner shall prepare and deliver to Buyer a written report in reasonable detail (the "Preliminary Closing Statement") setting forth the General Partner's estimate of the Purchase Price, including its estimates of Reimbursable Capital Expenditures, Adjustment Assets, Adjustment Liabilities, the Subscriber Adjustment, and the First Swap Adjustment and Second Swap Adjustment if applicable, all as determined in accordance with this Article 2. The Preliminary Closing Statement shall be prepared by the General Partner in good faith and shall be certified by the General Partner to be its good faith estimate of the Purchase Price and the other amounts set forth therein as of the date thereof. The Preliminary Closing Statement will be accompanied by appropriate documentation supporting the amounts set forth therein and such additional information as the Buyer shall reasonably request relating to the matters set forth in the Preliminary Closing Statement. The General Partner shall provide to Buyer reasonable access, upon reasonable notice, to all records in its possession for purposes of verification of the Preliminary Closing Statement. At the Closing the Purchase Price shall be determined on the basis of the Preliminary Closing Statement, with any changes thereto mutually agreed to by the General Partner and Buyer (the "Estimated Purchase Price").

         2.5 Post-Closing Purchase Price Adjustments.

                  (a) Post-Closing Adjustments Escrow. Buyer and the Sellers have agreed on a form of Post-Closing Escrow Agreement in the form of Exhibit C hereto. Following execution of this Agreement, Buyer and the General Partner will select a mutually satisfactory bank or other Person to serve as the escrow agent thereunder and will cooperate in good faith with the Escrow Agent to agree on the final form of Post-Closing Escrow Agreement, including such changes to the form attached as

Exhibit C as are requested or recommended by the Escrow Agent and are mutually acceptable to Buyer and the General Partner (such acceptance not to be unreasonably withheld by Buyer or the General Partner). Subject to the foregoing, at the Closing, the General Partner, Buyer and the Escrow Agent shall execute the Post-Closing Escrow Agreement, in accordance with which, on the Closing Date, Buyer will deposit $15,000,000 of the Estimated Purchase Price with the Escrow Agent to hold in escrow on behalf of the Sellers and Buyer to provide a fund for any payment to which they may be entitled in accordance with this Section 2.5 (such escrow, the "Post-Closing Adjustments Escrow," and such $15,000,000, together with any earnings thereon, the "Post-Closing Adjustment Funds"). The Post-Closing Adjustments Escrow will be administered, and the Post-Closing Adjustment Funds will be held and disbursed, in accordance with the provisions of this Section 2.5 and the Post-Closing Escrow Agreement.

                  (b) Final Closing Statement.

                           (1) Within 90 days after the Closing Date, the
General Partner shall prepare and deliver to Buyer a written report (the "Final Closing Statement") setting forth the General Partner's final estimate of the Purchase Price, including its estimates of Reimbursable Capital Expenditures, Adjustment Assets, Adjustment Liabilities, the Subscriber Adjustment, and the First Swap Adjustment and Second Swap Adjustment if applicable, all as determined in accordance with this Article 2. The Final Closing Statement shall be prepared by the General Partner in good faith and shall be certified by the General Partner to be its good faith estimate of the Purchase Price and the other amounts set forth therein as of the date thereof. The Final Closing Statement will be accompanied by appropriate documentation supporting the amounts set forth therein, including an accounts receivable detail with relevant aging information as of the Adjustment Time, and such additional information as the Buyer shall reasonably request relating to the matters set forth in the Final Closing Statement. The General Partner and the Buyer will each provide to the other reasonable access, upon reasonable notice, to all records in its possession for purposes of the preparation and verification of the Final Closing Statement.


                           (2) Within 30 days after the date that the Final
Closing Statement is delivered by the General Partner to Buyer, Buyer shall complete its examination thereof and may deliver to the General Partner a written report setting forth any proposed adjustments to any amounts set forth in the Final Closing Statement. If Buyer notifies the General Partner of Buyer's acceptance of the amounts set forth in the Final Closing Statement, the amounts set forth in the Final Closing Statement shall be conclusive, final, and binding on the parties as of the date of such notification. If Buyer fails to deliver its report of any proposed adjustments within the 30-day period specified in the preceding sentence, the amounts set forth in the Final Closing Statement shall be conclusive, final, and binding on the parties as of the last day of such 30-day period. Buyer and the General Partner shall use good faith efforts to resolve any dispute involving the amounts set forth in the Final Closing Statement. If the General Partner and Buyer fail to agree on any amount set forth in the Final Closing Statement within 10 days after the General Partner receives Buyer's report pursuant to this Section 2.5(b), the disputed amounts will be determined within the following 30-day period by an independent auditor of any of the "Big Five" accounting firms so long as such firm does not then serve as the independent auditor of any of the InterMedia Companies, the Sellers or Buyer. The selected auditor shall endeavor to resolve the dispute as promptly as practicable and such auditor's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. All of the costs and expenses of the selected auditor and its services rendered pursuant to this Section 2.5 shall be borne by Buyer, on the one hand, and Sellers, on the other hand, as nearly as possible in the proportion to the amount by which the determination of all matters related to such costs and expenses varies from the positions of Buyer and the General Partner, respectively, on all such matters.

                  (c) Payment of Purchase Price Adjustments.

                           (1) Within three Business Days after the Buyer
delivers to the General Partner the report setting forth its proposed adjustments to the Final Closing Statement, the amounts not in dispute shall be determined and the Escrow Agent shall release and pay over to Buyer and/or the General Partner for the benefit of Sellers, as the case may be, the appropriate amount of the Post-Closing Adjustment Funds not in dispute, plus investment earnings attributable to such amount. The balance in the Post-Closing Adjustments Escrow shall be held by the Escrow Agent until the amount of the Purchase Price is finally determined pursuant to this Section 2.5 (whether by agreement of the General Partner and Buyer, by the Buyer's failure to deliver its report of proposed adjustments within the allotted period, or by the determination of an independent auditor). Upon and within three Business Days after such final determination, the Escrow Agent shall release and pay over to Buyer and/or the General Partner for the benefit of Sellers, as the case may be, the appropriate amount of the Post-Closing Adjustment Funds based upon such final determination, plus investment earnings attributable to such amount. If the Purchase Price as finally determined pursuant to this Section 2.5 exceeds the Estimated Purchase Price, Buyer will pay to the General Partner for the benefit of Sellers in cash the amount of such excess within three Business Days of the date of such determination, plus interest through the date of such payment to the General Partner at a rate per annum equal to the effective annualized return on the investment of the Post-Closing Adjustment Funds while such funds were held in escrow. If the Net Closing Payment exceeds the Purchase Price as finally determined pursuant to this Section 2.5, the General Partner will immediately demand that each Seller remit to the General Partner for the account of Buyer its proportionate share (based on the percentage interest in the Partnership that such Seller transferred to Buyer pursuant to Section 2.1(a)) of such excess, plus interest through the date of payment to Buyer at a rate per annum equal to the effective annualized return on the investment of the Post-Closing Adjustment Funds while such funds were held in escrow, and each Seller agrees to pay such amount to the General Partner within three Business Days of the General Partner's demand, and the General Partner will pay to Buyer in cash the amount received from each Seller within one Business Day after the receipt of each such payment from the Sellers; provided that if Buyer has not received the full amount payable for its account from any Seller pursuant to this sentence within four Business Days after the date the Purchase Price is finally determined, Buyer may proceed directly against such Seller for such amount.

                           (2) All payments to be made to the General Partner
pursuant to this Section 2.5(c) shall be paid by wire or accounts transfer of immediately available funds (or by cashier's check at the Escrow Agent's or Buyer's option if the amount payable is $100,000 or less) to an account designated by the General Partner by written notice to the Escrow Agent or Buyer, as appropriate. All payments to be made to Buyer pursuant to this Section 2.5(c) shall be paid by wire or accounts transfer of immediately available funds (or by cashier's check at the Escrow Agent's or the General Partner's option if the amount payable is $100,000 or less) to one or more accounts designated by Buyer by written notice to the Escrow Agent or the General Partner, as appropriate. The amount of any fees payable by the Sellers to an independent auditor in connection with a final determination of the Purchase Price or the Escrow Agent shall be paid out of any Post-Closing Adjustment Funds otherwise due to the Sellers.

         2.6 Sellers' Representative. Each Seller hereby appoints the General Partner as the true and lawful attorney-in-fact and agent of such Seller, to act for such Seller in such Seller's name, place and stead with respect to the matters and transactions contemplated by this Agreement, including preparing the Preliminary Closing Statement and the Final Closing Statement, and each Seller hereby agrees that all actions taken and determinations made by the General Partner pursuant to this Agreement shall be final and binding on all of the Sellers. The General Partner agrees that it will remit all monies received by the General Partner pursuant to this Agreement that are payable to another Seller to such Seller within three Business Days of receiving account information for such Seller and that it shall hold such monies in trust for the benefit of such Seller pending such disbursement, and each Seller agrees that Buyer's and the Escrow Agent's respective obligations to remit any payments due to any Seller under this Agreement shall be fully performed upon delivering such payment to the General Partner.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF THE
                                 GENERAL PARTNER

         The General Partner represents and warrants to Buyer as follows:

         3.1 Organization and Ownership of InterMedia Companies.

                  (a) Each InterMedia Company is a limited partnership duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the requisite partnership power and authority to own, lease, and operate its properties and assets and to carry on its business in the places where such properties and assets are now owned, leased, or operated. The Operating Partnership is duly qualified and in good standing as a foreign limited partnership in the Commonwealth of Kentucky, and each InterMedia Company is duly qualified and in good standing in all other jurisdictions in which the ownership or leasing of the InterMedia Assets owned or leased by it or the nature of its activities in connection with InterMedia's Business makes such qualification necessary and in which failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect. No InterMedia Company, directly or indirectly, owns, of record or beneficially, any Capital Stock or other securities or other interest in any Person or has the right or obligation to acquire, any Capital Stock or other securities or other interest in any Person.

                  (b) Schedule 3.1 sets forth the authorized, issued and outstanding Capital Stock of each Subsidiary Partnership, and each record owner and beneficial owner of the issued and outstanding Capital Stock of each of the Subsidiary Partnerships. All of such issued and outstanding Capital Stock of the InterMedia Companies has been duly authorized, validly issued, and has not been issued in violation of any federal or state securities laws. Except as set forth in Schedule 3.1, the record owner of the Capital Stock of each Subsidiary Partnership owns such Capital Stock free and clear of all Liens (other than the Loan Document Liens and transfer restrictions created by the Partnership Agreement in favor of the other partners thereunder). Except as disclosed in
Schedule 3.1, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any InterMedia Company is a party or by which any of them is bound obligating such InterMedia Company to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Capital Stock of such InterMedia Company or obligating such InterMedia Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The General Partner has delivered to Buyer complete and correct copies of the Charter Documents of each InterMedia Company as in effect on the date hereof.

         3.2 No Conflict; Required Consents. Except as described on Schedule 3.2, the execution and delivery by each Seller, the performance by each Seller under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents do not and will not: (a) conflict with or violate any provision of the Charter Documents of any InterMedia Company; (b) violate any provision of any material Legal Requirement applicable to the InterMedia Companies; (c) require any material consent, approval or authorization of, or filing of any material certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) materially conflict with, violate, result in a material breach of or constitute a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or material modification of, (iii) result in the material acceleration of (or give any Person the right to materially accelerate) the performance of any InterMedia Company under, or (iv) result in the creation or imposition of any material Lien upon any of the InterMedia Assets under, any System Franchise, material System License or any material System Contract or other material instrument evidencing any of the InterMedia Assets or by which any InterMedia Company or any of its assets is bound or affected.

         3.3 InterMedia Assets.

                  (a) The Operating Partnership has good and valid title to (or, in the case of the InterMedia Assets that are leased, valid leasehold interests
in) the InterMedia Assets (other than Owned Real Property, Leased Real Property and Other Real Property Interests, as to which representations and warranties in
Section 3.5 apply). The InterMedia Assets are free and clear of all Liens, except Permitted Liens.

                  (b) The InterMedia Assets include all of the assets (including all of the dwelling-unit easements, rights of entry and similar agreements and authorizations, and all of the real estate easements, rights of way and similar authorizations) necessary to permit the InterMedia Companies to conduct InterMedia's Business lawfully and to operate the InterMedia Systems lawfully and substantially as they are being conducted and operated on the date of this Agreement and in compliance in all material respects with all applicable material Legal Requirements, System Contracts, System Licenses and System Franchises. Schedule 3.3 lists the principal items of Tangible Personal Property. Except as described on Schedule 3.3, the Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted). The InterMedia Assets include inventory at not less than normal historical levels consistent with past practice (as adjusted for historical rebuild activities) and sufficient to operate the InterMedia Systems in the ordinary course of business.

         3.4 System Franchises, System Licenses, and System Contracts.

                  (a) Except for the System Franchises, System Licenses and System Contracts listed on Schedule 3.4 and the Leased Real Property and Other Real Property Interests listed on Schedule 3.5, to the General Partner's Knowledge, the InterMedia Companies are not bound or affected by any of the following that relate to InterMedia's Business: (i) leases of real property;
(ii) leases of personal property for more than one year or requiring payments exceeding $25,000 in the aggregate; (iii) franchises for the construction or operation of cable television systems or material Contracts of substantially equivalent effect; (iv) licenses, authorizations, consents or permits of the FCC; (v) other material licenses, authorizations, consents or permits of any other Governmental Authority; (vi) material easements, rights of access, underground conduit agreements, crossing agreements or other interests in real property; (vii) material pole line or attachment agreements; (viii) multiple dwelling unit agreements, including bulk agreements, and commercial service agreements; (ix) material agreements pursuant to which the InterMedia Systems receive or provide advertising sales representation services; (x) material agreements pursuant to which an InterMedia System has constructed or agreed to construct for third parties an institutional network or otherwise provides to third parties telecommunications services other than one-way video; (xi) material construction and development agreements (other than installation agreements where services are provided in the ordinary course of business on an as-needed basis); (xii) agreements pursuant to which any of the InterMedia Companies have incurred or are liable for any Debt or (xiii) Contracts relating to the operation of InterMedia's Business other than those described in any other clause of this Section 3.4(a) which contemplate payments by or to one of the InterMedia Companies in any 12-month period exceeding $25,000 individually or $150,000 in the aggregate.

                  (b) Complete and correct copies of the System Franchises and System Licenses have been delivered by the General Partner to Buyer. Except as set forth on Schedule 3.4, the System Franchises contain all of the commitments and obligations of the InterMedia Companies to the applicable Franchising Authority granting such System Franchises with respect to the construction, ownership and operation of the InterMedia Systems, except for any commitments or obligations that will be fulfilled or satisfied prior to the Closing. To the General Partner's Knowledge, the System Franchises and System Licenses are currently in full force and effect and are valid and enforceable under all applicable Legal Requirements according to their terms. Except as disclosed in
Schedule 3.4 or such rights that will have been waived prior to the Closing, none of the System Franchises grants to any Franchising Authority or any other Person any right of first refusal or right to purchase the assets of any InterMedia System that would be triggered by Buyer's offer to acquire the Purchased Interests, the execution of this Agreement, or the consummation of the purchase and sale of the Purchased Interests. There is no legal action, governmental proceeding or investigation pending, or to the General Partner's Knowledge threatened, to terminate, suspend or materially modify any System Franchise or any System License and the InterMedia Companies are in material compliance with the material terms and conditions of all System Franchises and System Licenses and with other applicable material requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the System Franchises and System Licenses, including all material requirements for notification, filing, reporting, posting and maintenance of logs and records. All Service Areas are served pursuant to one of the System Franchises except as set forth on Schedule 3.4.

                  (c) Complete and correct copies of all System Contracts required to be listed on the Sellers' Schedules (including all Contracts relating to Leased Real Property and Other Real Property Interests described on
Schedule 3.5) have been provided to or made available to Buyer or will be provided to Buyer within five Business Days following execution of this Agreement (other than System Contracts designated as "Missing" on Schedule 3.4 or 3.5). To the General Partner's Knowledge, such documents constitute the entire agreement with the other party. Each such System Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of the Operating Partnership, and the Operating Partnership is not, and to the General Partner's Knowledge, each other party thereto is not, in breach or in default of any material terms or conditions thereunder.

         3.5 Real Property. All InterMedia Assets consisting of Owned Real Property, Leased Real Property and material Other Real Property Interests are described on Schedule 3.5, including address and use for each such real property interest. Except as otherwise disclosed on Schedule 3.5, the Operating Partnership holds title to the Owned Real Property free and clear of all Liens (except Permitted Liens) and has the valid and enforceable right to use and possess such Owned Real Property, subject only to the above-referenced Liens. To the General Partner's Knowledge, except as otherwise disclosed on Schedules 3.5, the Operating Partnership has valid and enforceable leasehold interests in all Leased Real Property and, with respect to Other Real Property Interests, has valid and enforceable rights to use such Other Real Property Interests, in each case subject only to the above-referenced Liens. To the General Partner's Knowledge, except for ordinary wear and tear and routine repairs, all of the material improvements, leasehold improvements and the premises of the Owned Real Property and the premises demised under the leases and other documents evidencing the Leased Real Property are in good condition and repair and are suitable for the purposes used. To the General Partner's Knowledge, each parcel of Owned Real Property and each parcel of Leased Real Property and any improvements thereon and their current use (a) has access to and over public streets or private streets for which the Operating Partnership has a valid right of ingress and egress, (b) conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use and (c) conforms in all material respects in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel. To the General Partner's Knowledge, all buildings, towers, guy wires and anchors, headend equipment, earth-receiving dishes and related facilities used in the operations of the InterMedia Systems and included in the InterMedia Assets are located entirely on

Owned Real Property or Leased Real Property or other real property in which the Operating Partnership has an Other Real Property Interest and are maintained, placed and located materially in accordance with the provisions of all applicable material Legal Requirements, deeds, leases, licenses, permits or other legally enforceable arrangements.

         3.6 Environmental. Except as would not reasonably be expected to result, individually or in the aggregate, in fines or penalties under Environmental Laws or environmental remediation costs required to be incurred under Environmental Laws in excess of $5 million ("Material Environmental Liability"):

                  (a) Except as disclosed on Schedule 3.6, the Owned Real Property and Leased Real Property comply in all material respects with and, to the General Partner's Knowledge, have previously been operated in compliance in all material respects with all Environmental Laws. Except as disclosed on
Schedule 3.6, none of the InterMedia Companies has (i) generated, stored, used, treated, handled, discharged, released or disposed of any Hazardous Substances at, on, under, in or about, to or from or in any other manner affecting, any Owned Real Property or Leased Real Property, (ii) transported any Hazardous Substances to or from any Owned Real Property or Leased Real Property or (iii) undertaken or caused to be undertaken any other activities relating to the Owned Real Property or Leased Real Property, which could reasonably be expected to give rise to liability under any Environmental Law and, to the General Partner's Knowledge, no other present or previous owner, tenant, occupant or user of any Owned Real Property or Leased Real Property or any other Person has committed or suffered any of the foregoing. Except as disclosed on Schedule 3.6, to the General Partner's Knowledge, no release of Hazardous Substances outside the Owned Real Property or Leased Real Property has entered or threatens to enter any Owned Real Property or Leased Real Property, nor is there any pending or threatened Litigation based on Environmental Laws which arises from any condition of the land adjacent to or immediately surrounding any Owned Real Property or Leased Real Property. Except as disclosed on Schedule 3.6, no Litigation based on Environmental Laws which relates to any Owned Real Property or Leased Real Property or any operations or conditions on it (i) has been asserted or conducted in the past or is currently pending against or with respect to any of the InterMedia Companies or, to the General Partner's Knowledge, any other Person or (ii) to the General Partner's Knowledge, is threatened or contemplated.

                  (b) Except as disclosed on Schedule 3.6, (i) to the General Partner's Knowledge, no aboveground or underground storage tanks regulated under the Environmental Laws are currently or have been located on any Owned Real Property or Leased Real Property, (ii) to the General Partner's Knowledge, no Owned Real Property or Leased Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (iii) to the General Partner's Knowledge, no building or other structure on any Owned Real Property or Leased Real Property contains friable asbestos, or asbestos-containing material.

                  (c) The General Partner has provided Buyer with complete and correct copies of (i) all material studies, reports, surveys or other written materials, which to the General Partner's

Knowledge, are in the possession of the General Partner or the InterMedia Companies relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the Owned Real Property or Leased Real Property, (ii) all material written notices (other than general notices made by general publication) or other material written materials in the possession of the General Partner or the InterMedia Companies that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to potential liability under Environmental Laws arising out of the current or past ownership, use or operation of the Owned Real Property or Leased Real Property or activities at the Owned Real Property or Leased Real Property and (iii) all materials in the possession of the General Partner or the InterMedia Companies relating to any material Litigation or material allegation by any private third party concerning any Environmental Law and relating to InterMedia's Business, excepting, in the case of clauses (i),
(ii) and (iii), any such materials that were prepared by legal counsel to the InterMedia Companies and constitute privileged attorney work product or communications.

         3.7 Compliance with Legal Requirements.

                  (a) The use of the InterMedia Assets as they are currently used and the conduct of InterMedia's Business and the operation of the InterMedia Systems as they are currently conducted and operated do not, to the General Partner's Knowledge, except as described on Schedule 3.7, violate or infringe in any material respect any material Legal Requirements currently in effect (other than Legal Requirements described in Sections 3.6, 3.7(d) and 3.12, as to which the representations and warranties set forth in those subsections shall apply), including (i) the Communications Act, (ii) Section 111 of the Copyright Act and (iii) all other applicable material Legal Requirements relating to the construction, maintenance, ownership and operation of the InterMedia Assets, the InterMedia Systems and InterMedia's Business. Neither the General Partner nor any of the InterMedia Companies has received any written notice of any material violation by the InterMedia Companies or InterMedia's Business of any material Legal Requirement applicable to the operation of InterMedia's Business as currently conducted, or the InterMedia Systems as currently operated, and there is no existing fact, circumstance or condition that could reasonably form the basis for a finding by any Governmental Authority of any such material violation.

                  (b) Except as disclosed on Schedule 3.7, a valid request for renewal has been duly and timely filed under Section 626 of the Cable Act with the proper Franchising Authority with respect to all System Franchises that have expired prior to or will expire within 36 months after the date of this Agreement.

                  (c) Except as set forth in Schedule 3.7, (i) neither the General Partner nor any of the InterMedia Companies has received any written notice or demand from the FCC, from any television station, or from any other Person or Governmental Authority (A) challenging the right of the InterMedia Systems to carry any television broadcast station or deliver the same or (B) claiming that any InterMedia System has failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act; (ii) to the General

Partner's Knowledge, all material FAA approvals to the extent necessary have been obtained with respect to the height and location of towers used in connection with the operation of the InterMedia Systems and are listed in
Schedule 3.7, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules; and (iii) neither the General Partner nor, to the General Partner's Knowledge, any of the InterMedia Companies has received any written notice from any Governmental Authority with respect to or has knowledge of an intention to enforce customer service standards pursuant to the 1992 Cable Act and, except as set forth in the System Franchises, to the General Partner's Knowledge, the InterMedia Companies have not agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the 1992 Cable Act.

                  (d) To the General Partner's Knowledge, each InterMedia System is in compliance in all material respects with the provisions of the 1992 Cable Act as such Legal Requirements relate to the rates and other fees charged to subscribers of InterMedia's Business. The InterMedia Companies have used commercially reasonable efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the 1992 Cable Act and any authoritative interpretation thereof now or then in effect, to the extent such rates are or were subject to regulation at such time by any Governmental Authority, including any Franchising Authority and/or the FCC. Notwithstanding the foregoing, none of the Sellers makes any representations or warranties that the rates charged to subscribers of the InterMedia Systems would be allowable by any rules and regulations of any Governmental Authority that are promulgated after the Closing Date. The General Partner has delivered to Buyer complete and correct copies of all material FCC Forms and other information reasonably requested by Buyer relating to rate regulation generally or specific rates charged to subscribers with respect to the InterMedia Systems. Except as set forth on Schedule 3.7, the InterMedia Companies have not made any election with respect to any cost of service proceeding conducted in accordance with Part
76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any of the InterMedia Systems (a "Cost of Service Election"). Except as set forth in Schedule 3.7, the InterMedia Companies have not entered into and are not subject to any so-called social contract or proposed resolution with the FCC or any Franchising Authority with respect to rates charged for cable television services in the InterMedia Systems and are not currently negotiating or anticipating entering into or being subject to the same. Except as otherwise described on Schedule 3.7, to the General Partner's Knowledge, (i) there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that any InterMedia System can charge (whether for programming, equipment, installation, service or otherwise) including appeals,
(ii) no InterMedia System is subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service, or otherwise), (iii) no Franchising Authority has been certified by the FCC as a rate regulating authority with respect to any of the InterMedia Systems, and (iv) there is no unresolved material complaint pending with respect to the CPST tier of any InterMedia System and no rate order with respect to the InterMedia Systems that is being appealed.

         3.8 Patents, Trademarks and Copyrights. Except as set forth on Schedule 3.8, the InterMedia Companies have deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and have paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the business and operations of the InterMedia Systems as are required to obtain, hold and maintain the compulsory license for cable television systems provided by Section 111 of the Copyright Act. Neither the General Partner nor any of the InterMedia Companies has received any notice of any material inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by the InterMedia Companies with respect to the InterMedia Systems. The General Partner has delivered to Buyer complete and correct copies of all current reports and filings for the past three years, made or filed with the U.S. Copyright Office pursuant to copyright rules and regulations with respect to InterMedia's Business. Except as set forth on
Schedule 3.8, the InterMedia Companies do not own or use any patent, patent right, trademark or copyright related to and material to the operation of the InterMedia Systems and are not a party to any license or royalty agreement with respect to any such patent, patent right, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. To the General Partner's Knowledge, except as described on Schedule 3.8, the InterMedia Systems and InterMedia's Business have been operated in such a manner so as not to materially violate or infringe upon the rights, or give rise to any rightful material claim of any Person for copyright, trademark, service mark or, patent infringement.

         3.9 Financial Statements; Undisclosed Liabilities; Absence of Certain Changes or Events. The General Partner has delivered to Buyer complete and correct copies of (a) audited consolidated balance sheets of the Partnership and its consolidated Subsidiaries and related statements of income, stockholders' equity and cash flows for the eight months ended December 31, 1998, including all notes and schedules thereto (all of such financial statements and notes being hereinafter referred to as "InterMedia's Financial Statements"). InterMedia's Financial Statements are in accordance with the books and records of the InterMedia Companies, were prepared in accordance with GAAP and present fairly the financial condition and operating results of the InterMedia Companies as of and for the period indicated. The unaudited consolidated Balance Sheet as of February 28, 1999 of the Partnership and its consolidated Subsidiaries is herein called the "InterMedia Balance Sheet." At the date of the InterMedia Balance Sheet, the InterMedia Companies had no material liabilities with respect to the InterMedia Systems or InterMedia's Business required by GAAP to be reflected or reserved against therein that were not fully reflected or reserved against on the InterMedia Balance Sheet, other than liabilities as set forth on
Schedule 3.9. Except as set forth on Schedule 3.9 or as otherwise disclosed in this Agreement or any other Schedule attached to this Agreement, since the date of the InterMedia Balance Sheet: (i) the InterMedia Companies have not incurred any obligation or liability (contingent or otherwise) with respect to the InterMedia Systems or InterMedia's Business that would require accrual or disclosure in accordance with GAAP, except obligations incurred in the ordinary course of business; (ii) there has been no material adverse change in, nor to the General Partner's Knowledge, has any event or events (other than any events affecting the cable television industry in general) occurred that, individually or in the aggregate, are reasonably likely to result in a material adverse change in (A) the condition (financial or otherwise) or results of operations of InterMedia's Business, (B) the

InterMedia Assets, business, operations, condition (financial or otherwise) or results of operations of any single Principal System Group, taken as a whole, or
(C) the InterMedia Assets, business operations, condition (financial or otherwise) or results of operations of the other Systems (i.e., those which are not within any Principal System Group), taken as a whole; and (iii) InterMedia's Business has been conducted only in the ordinary course of business consistent with past practice, except as provided in InterMedia's 1999 Budget.

         3.10 Litigation. Except as set forth in Schedule 3.10: (a) there is no Litigation pending or, to the General Partner's Knowledge, threatened, and to the General Partner's Knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against any of the InterMedia Companies which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect, or would result in the material modification, revocation, termination, suspension or other limitation of any of the System Franchises, System Licenses, System Contracts or leases or other documents evidencing the Leased Real Property or the Other Real Property Interests; and (b) there is not in existence any Judgment (other than Judgments affecting the cable television industry in general) requiring any of the InterMedia Companies to take any action of any kind with respect to the InterMedia Assets or the operation of the InterMedia Systems, or to which any of the InterMedia Companies, the InterMedia Systems or the InterMedia Assets are subject or by which they are bound or affected.

         3.11 Tax Returns. Except as described on Schedule 3.11, the InterMedia Companies have duly and timely filed in correct form all federal Tax Returns and all other material Tax Returns required to be filed by them, and have timely paid all Taxes which have become due and payable, whether or not so shown on any such Tax Return, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Neither the General Partner nor any of the InterMedia Companies has received any notice of, nor does the General Partner have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority.

         3.12 Employment Matters.

                  (a) Schedule 3.12 contains a complete and correct list of the names and positions of all employees engaged principally in InterMedia's Business as of the date set forth on Schedule 3.12. To the General Partner's Knowledge, the InterMedia Companies have complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

                  (b) Each employee benefit plan (as defined in Section 3(3) of ERISA) or any multi-employer plan (as defined in Section 3(37) of ERISA) with respect to which any of the InterMedia Companies or any of their ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of any of the InterMedia Companies or any of their ERISA Affiliates participate is set forth in Schedule 3.12 (the "InterMedia Plans"). Except as disclosed on Schedule 3.12, none of the InterMedia Companies, none of their ERISA Affiliates and no InterMedia Plan is in material violation of any provision of the Code or ERISA. No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any InterMedia Plan and no "prohibited transaction" (as defined in Section 406 of ERISA) has occurred with respect to any InterMedia Plan. No material "accumulated funding deficiency" or "withdrawal liability" (as defined in Section 302 of ERISA) exists with respect to any of the InterMedia Plans. After the Closing, none of the InterMedia Companies will be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue any InterMedia Plan currently maintained by them or any of their ERISA Affiliates.

                  (c) Except as set forth on Schedule 3.12, there are no union or collective bargaining agreements applicable to any Person employed by any of the InterMedia Companies that renders services in connection with the InterMedia Systems and none of the InterMedia Companies has any duty to bargain with any labor organization with respect to any such Person. Except as set forth on
Schedule 3.12, there are not pending any unfair labor practice charges against any of the InterMedia Companies, any demand for recognition or any other effort of or request or demand from, a labor organization for representative status with respect to any Person employed by any of the InterMedia Companies that renders services in connection with the InterMedia Systems or InterMedia's Business. Except as described on Schedule 3.12, none of the InterMedia Companies has any written employment Contracts, either written or oral, with any employee of the InterMedia Systems.

         3.13 InterMedia Systems Information. Schedule 3.13 sets forth a true and accurate list of the following information relating to InterMedia's Business as of the most recent monthly report generated by the InterMedia Companies in the ordinary course of business containing the information required to prepare
Schedule 3.13 (which date is specified in Schedule 3.13):

                  (a) the approximate number of miles (both underground and aerial) of plant included in the InterMedia Assets;

                  (b) the approximate number of Equivalent Basic Subscribers (including the number that are individually billed and the number that are bulk-billed) served by the InterMedia Systems for each Principal System Group and for all other InterMedia Systems in the aggregate.

                  (c) the approximate number of single family homes, residential dwelling units (including apartment, condominium and cooperative building units), and commercial establishments (including hotels and motels) passed by the InterMedia Systems;

                  (d) a description of all Basic Services, Expanded Basic Services, Pay TV, digital and other optional or tier services available from the InterMedia Systems, the rates charged by the InterMedia Companies for each and the number of customers receiving each such service;

                  (e) a list of each InterMedia System, with the stations and signals carried by each InterMedia System and the channel position of each such signal and station, and the respective bandwidth capacity and channel capacity for each InterMedia System.

                  (f) a list of each Service Area served by each InterMedia System.

         3.14 Accounts Receivable. The Accounts Receivable for InterMedia's Business are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of the InterMedia Companies, that resulted from the regular course of InterMedia's Business. Such receivables are subject to no material offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by the InterMedia Companies in InterMedia's Financial Statements and those credits or reductions to such accounts made in the ordinary course of business.

         3.15 Bonds; Letters of Credit; Insurance. Except as set forth on
Schedule 3.15, there are no franchise, construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit posted by the InterMedia Companies in connection with its operation or ownership of any of the InterMedia Systems or InterMedia Assets. Schedule 3.15 is a true and complete list of all of the material certificates of insurance with respect to any of the InterMedia Systems or InterMedia Assets or InterMedia's Business.

         3.16 Finders and Brokers. None of the InterMedia Companies nor any Person acting on behalf of the InterMedia Companies has employed any financial advisors, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement, except any of the foregoing that will be paid in full by the Sellers.

         3.17 Transactions with Affiliates. Except as disclosed in Schedule 3.17, none of the InterMedia Companies has been involved in any business arrangement or business relationship with any Affiliate of any of the InterMedia Companies (other than another InterMedia Company), and no Affiliate of any of the InterMedia Companies (other than another InterMedia Company) owns any property or right, tangible or intangible, that is used in InterMedia's Business or the operation of the InterMedia Systems.

         3.18 Competition. Except as set forth in Schedule 3.18, to the General Partner's Knowledge, as of the date of this Agreement, (a) no cable television system or other non-satellite MVPD other than an InterMedia System is operating in any of the Service Areas; (b) no Franchising Authority for a Service Area has awarded a franchise or similar authorization to any cable operator other than the InterMedia Companies; and (c) no MVPD has applied for a franchise or similar authorization to serve any such Service Area.

         3.19 Pending Transactions. Other than the Pending Swaps, the InterMedia Companies have not entered into any agreement or letter of intent or other commitment to acquire or dispose of any cable television system that has not been consummated prior to the execution of this Agreement.

         3.20 Pending Swap Schedules. Any information set forth in or disclosed in the schedules to the Swap Agreements as in effect on the date of this Agreement shall be deemed by this reference to be included in the Schedules to this Agreement to the extent such information and disclosures would reasonably be deemed relevant to the corresponding or analogous representations and warranties made by the General Partner in this Article 3.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Each Seller severally represents and warrants to Buyer as follows:

         4.1 Authority of Sellers; Authorization and Binding Obligation. Such Seller has the requisite legal capacity or requisite partnership or limited liability company power and authority, as appropriate, to execute, deliver and perform this Agreement and the other Transaction Documents to which such Seller is a party according to their respective terms. The execution, delivery, and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party have been duly authorized by all necessary action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by bankruptcy, insolvency, or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies, and as rights to indemnification may be limited by federal or state securities laws or the public policies embodied therein.

         4.2 No Conflict; Required Consents. Except as described on Schedule 4.2, the execution and delivery by such Seller, the performance by such Seller under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which such Seller is a party do not and will not: (a) conflict with or violate any provision of the Charter Documents of such Seller; (b) violate any provision of any Legal Requirement applicable to such Seller; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of such Seller under, or (iv) result in the creation or imposition of any Lien upon the Purchased Interest held by such Seller under, any Contract or other instrument by which such Seller or any of its assets is bound or affected, except for any of the foregoing that would not materially adversely affect such Seller's ability to perform its obligations under this Agreement.

         4.3 Title to Purchased Interests.

                  (a) The General Partner holds of record and owns beneficially, and as of the Closing will hold of record and own beneficially, the General Partnership Interest set forth by its name in Schedule 4.3, free and clear of all Liens (other than the Loan Document Liens and transfer restrictions created by the Partnership Agreement in favor of the other partners thereunder).

                  (b) As of the date hereof, each Limited Partner Seller holds of record and owns beneficially the Limited Partnership Interest set forth by its name in Schedule 4.3, free and clear of all Liens (other than the Loan Document Liens and transfer restrictions created by the Partnership Agreement in favor of the other partners thereunder). At the Closing, each Limited Partner Seller will hold of record and own beneficially the Limited Partnership Interest required to be sold by it to Buyer at the Closing, free and clear of all Liens (other than the Loan Document Liens and transfer restrictions created by the Partnership Agreement in favor of the other partners thereunder), which partnership interest will have been adjusted to represent a pro rata percentage interest in all distributions and allocations to be made by the Partnership without any carried interests or similar preferential rights to distributions or allocations.

                  (c) Except as disclosed in Schedule 4.3 and except for this Agreement and the Partnership Agreement, such Seller (1) is not party to, and has not granted to any other Person, any options, warrants, subscription rights, rights of first refusal or any other rights providing for the acquisition or disposition of partnership interests or other equity interests in the Partnership, and (2) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of any of the Purchased Interests or the Capital Stock of any of the InterMedia Companies.

                  (d) Schedule 4.3 sets forth the correct address of such Seller's principal place of business, or if such Seller has no principal place of business, such Seller's residence, and lists any other jurisdiction in which such Seller reasonably expects that a Person would file evidence of a lien against or security interest in the assets of such Seller.

         4.4 Litigation. There is no Litigation pending or, to such Seller's Knowledge, threatened, and to such Seller's Knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against such Seller which, if adversely determined, would materially adversely affect the ability of such Seller to perform its obligations under this Agreement.

         4.5 Finders and Brokers. Neither such Seller nor any Person acting on behalf of such Seller has employed any financial advisors, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement, except any of the foregoing that will be paid in full by such Seller.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to each Seller as follows:

         5.1 Organization; Authority. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the requisite partnership power and authority to conduct its activities as such activities are currently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer is a party according to their respective terms. The Buyer is duly qualified to do business as a foreign limited partnership and is in good standing in all jurisdictions in which such qualification is necessary, except where such failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

         5.2 Authorization and Binding Obligation. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by bankruptcy, insolvency, or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies, and as rights to indemnification may be limited by federal or state securities laws or the public policies embodied therein.

         5.3 No Conflict; Required Consents. The execution and delivery by Buyer, the performance by Buyer under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party do not and will not: (a) conflict with or violate any provision of the Charter Documents of Buyer; (b) violate any provision of any Legal Requirement;
(c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, or (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, any Contract or other instrument by which Buyer or any of its assets is bound or affected, except for any of the foregoing that would not materially adversely affect Buyer's ability to perform its obligations under this Agreement.

         5.4 Finders and Brokers. Neither Buyer nor any Person acting on behalf of Buyer has employed any financial advisors broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement, except any of the foregoing that will be paid in full by Buyer.

         5.5 Investment Purpose. Buyer is acquiring the Purchased Interests for investment for its own account and not with a view to the sale or distribution of any part thereof within the meaning of the Securities Act other than pursuant to an effective registration statement.

         5.6 Investment Company. Buyer is not, and upon consummation of the transactions contemplated by this Agreement will not be, an "Investment Company" required to register as such under the Investment Company Act of 1940, as amended.

         5.7 Litigation. There is no Litigation pending or, to Buyer's Knowledge, threatened, and to Buyer's Knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against Buyer which, if adversely determined, would materially adversely affect the ability of Buyer to perform its obligations under this Agreement.

         5.8 Balance Sheet. Buyer has delivered to the General Partner a true and complete copy of an audited consolidated balance sheet of Buyer and its consolidated Subsidiaries as of December 31, 1998. As of the date of this Agreement, all operations of Buyer and its Affiliates are conducted through Buyer or one or more of its Subsidiaries or joint ventures or other Persons in which Buyer holds Capital Stock.

                                    ARTICLE 6

                        SPECIAL COVENANTS AND AGREEMENTS

         The parties covenant and agree as follows:

         6.1 Access to Premises and Records. Between the execution of this Agreement and the Closing, upon reasonable notice the General Partner will cause the InterMedia Companies to give to Buyer and its representatives full access during normal business hours to all the premises and books and records of InterMedia's Business and to all of the InterMedia Assets and InterMedia Systems' personnel and will furnish to Buyer and its representatives all such documents, financial information and other information regarding InterMedia's Business, the InterMedia Systems and the InterMedia Assets as Buyer from time to time reasonably may request; provided that no investigation by Buyer will affect or limit the scope of any of the representations or warranties of the Sellers in this Agreement or in any Transaction Document or limit the Sellers' liability for breach of any of the foregoing.

         6.2 Continuity and Maintenance of Operations; Certain Deliveries and Notices. Except as described on Schedule 6.2 or as Buyer may otherwise consent in writing, between the date of this Agreement and the Closing, the General Partner will cause each of the InterMedia Companies to:

                  (a) conduct InterMedia's Business and operate the InterMedia Systems only in the usual, regular and ordinary course and consistent with past practices, except as provided in InterMedia's 1999 Budget (subject to, and except as modified by, compliance with the following negative and affirmative covenants), including continuing to make ordinary marketing, advertising and promotional expenditures, except as provided in InterMedia's 1999 Budget, and, to the extent consistent with such conduct and operation, use its commercially reasonable efforts to (i) preserve its current business intact in all material respects, including preserving existing relationships with Franchising Authorities, suppliers, customers and others having business dealings with the InterMedia Companies, and (ii) keep available the services of its employees and agents providing services in connection with InterMedia's Business;

                  (b) maintain the InterMedia Assets in good operating condition; maintain inventory for the InterMedia Systems at not less than normal historical levels consistent with past practices (as adjusted for historical rebuild activities) and sufficient to operate the InterMedia Systems in the ordinary course of business; maintain in full force and effect policies of insurance with respect to InterMedia's Business consistent with past practices (including maintaining the policies of insurance listed on Schedule 3.15 at their current levels of coverage); promptly notify Buyer of any event that results in any material loss or damage to the InterMedia Assets or InterMedia Systems (whether resulting from fire, theft, or any other casualty); maintain its books, records and accounts with respect to the InterMedia Assets and the operation of the InterMedia Systems in the usual, regular and ordinary manner on a basis consistent with past practices; comply in all material respects with all material Legal Requirements applicable to the InterMedia Companies and the operation of InterMedia's Business; and continue to make capital expenditures, including rebuild expenditures, materially consistent with InterMedia's 1999 Budget.

                  (c) except as described on Schedule 6.2, not (i) modify, terminate, renew, suspend, abrogate or enter into any System Contract or other instrument that would be included in the InterMedia Assets, other than in the ordinary course of business; provided that Buyer's consent, not to be unreasonably withheld or delayed, will be required to modify, terminate, renew, suspend, abrogate or enter into any System Franchise (except as required or expressly permitted by another provision of this Agreement) or any other agreement that contemplates payments to or by the InterMedia Companies in any 12-month period exceeding $100,000 individually; and provided further that Buyer's consent, which Buyer may withhold in its sole discretion, will be required to modify any of the Loan Documents to the extent such modifications taken as a whole would be materially adverse to the InterMedia Companies or to the extent any such modifications could reasonably be expected to adversely affect Buyer's ability to obtain the Rollover/Refinancing; (ii) take any action that would result in the condition set forth in Section 7.1(a) not being satisfied at any time prior to the Closing, except as required by applicable Legal Requirements; (iii) engage in any marketing, subscriber installation, disconnection or collection practices other than in the ordinary course of business consistent with past practices, except as otherwise budgeted in InterMedia's 1999 Budget; (iv) make any Cost of Service Election;
(v) enter into any agreement with or commitment to any competitive access providers with respect to any InterMedia System; (vi) sell, transfer or assign any portion of the InterMedia Assets other than sales in the ordinary course of business to non-Affiliates and assets sold or disposed of and replaced by other assets of comparable utility and value or permit the creation of a Lien, other than a Permitted Lien, on any InterMedia Asset; (vii) engage in any hiring or employee compensation practices that are inconsistent with past practices except for changes in such practices implemented by the InterMedia Companies and their Affiliates on a company-wide basis, except as otherwise budgeted in InterMedia's 1999 Budget; or (viii) decrease or increase the rate charged for any level of Basic Services, Expanded Basic Services or Pay TV or add, delete, retier or repackage any programming services, except as specifically described in InterMedia's 1999 Budget or as required by applicable Legal Requirements;

                  (d) promptly deliver to Buyer true and complete copies of all quarterly financial statements and all monthly and quarterly financial and operating reports with respect to the operation of InterMedia's Business prepared in the ordinary course of business by or for any of the InterMedia Companies at any time from the date of this Agreement until the Closing;

                  (e) give or cause to be given to Buyer and its counsel, accountants and other representatives, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any
other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of the InterMedia Systems;

                  (f) duly and timely file a valid notice of renewal under
Section 626 of the Cable Act with the appropriate Franchising Authority with respect to any System Franchise (other than those disclosed in Schedule 3.7) that will expire within 36 months after any date between the date of this Agreement and the Closing Date;

                  (g) promptly notify Buyer of any fact, circumstance, event or action by it or otherwise (i) which if known at the date of this Agreement would have been required to be disclosed by it in or pursuant to this Agreement or
(ii) the existence, occurrence or taking of which would result in the condition set forth in Section 7.1(a) not being satisfied at any time prior to the Closing, and, with respect to clause (ii), will use its commercially reasonable efforts to remedy the same.

         6.3 Required Consents, Franchise Renewal.

                  (a) The General Partner will cause the InterMedia Companies to use commercially reasonable efforts to obtain in writing as promptly as possible all of the Required Consents in form and substance reasonably satisfactory to Buyer, and will deliver to Buyer copies of such Required Consents promptly after they are obtained; provided, however, that the General Partner will afford Buyer the opportunity to review, approve and revise the form of Required Consent prior to delivery to the party whose consent is sought. Buyer will cooperate with the General Partner and the InterMedia Companies in their efforts to obtain the Required Consents; provided that Buyer will not be required to accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of control of, any of the System Franchises, System Licenses, System Contracts, or leases or documents evidencing Leased Real Property or Other Real Property Interests, that in either case, would make, or are reasonably likely to make, the underlying instrument materially more onerous in any respect or that would materially reduce in any respect, or are reasonably likely to materially reduce in any respect, the benefits available under the instrument in respect of which the consent relates. Within 30 days after the date of this Agreement, the General Partner and Buyer will cooperate with each other to complete, execute and deliver, or cause to be completed, executed and delivered to the appropriate Governmental Authority or other Person, an application on FCC Form 394 (or other appropriate form) and appropriate letters of transmittal requesting such Governmental Authority's or other Person's consent to transfer of control of each System Franchise, System License, System Contract, or lease or document evidencing Leased Real Property or Other Real Property Interest as to which such consent is required. The parties agree that without the General Partner's and the Buyer's prior consent, no notice or application or similar document filed with a Governmental Authority or other Person for the purpose of requesting a Required Consent (including any FCC Form 394 filed hereunder with respect to a System Franchise) or notifying such party of the transactions contemplated by this Agreement will state that the purchase and sale of the Purchased Interests and the Closing hereunder are conditioned on or will necessarily result in consummation of any transaction other than the transactions contemplated by this Agreement or will request that any such Required Consent be conditioned on consummation of any transaction other than the occurrence of the Closing hereunder, and Sellers and Buyer will not be required to accept a Required Consent that is so conditioned without the General Partner's or Buyer's consent, respectively.

                  (b) The General Partner will cause the InterMedia Companies to use commercially reasonable efforts to obtain, and Buyer will cooperate with the InterMedia Companies to obtain, renewals or extensions of any System Franchise that will expire within 30 months after any date between the date of this Agreement and the Closing Date for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Franchising Authority without the imposition of any conditions or other modifications that would make, or are reasonably likely to make, the underlying System Franchise materially more onerous in any respect or that would materially reduce in any respect, or are reasonably likely to materially reduce in any respect, the benefits available under the System Franchise in respect of which the renewal or extension relates.

                  (c) Each Seller will use commercially reasonable efforts to obtain in writing as promptly as possible all of the Required Consents required to be obtained by such Seller, in form and substance reasonably satisfactory to Buyer, and will deliver to Buyer copies of such Required Consents promptly after they are obtained. Each Seller will promptly notify Buyer of any fact, circumstance, event or action by it or otherwise (i) which if known at the date of this Agreement would have been required to be disclosed by it in or pursuant to this Agreement or (ii) the existence, occurrence or taking of which would result in the condition set forth in Section 7.1(a) not being satisfied with respect to such Seller at any time prior to the Closing, and, with respect to clause (ii), will use its commercially reasonable efforts to remedy the same. No Seller will take any action that would result in the condition set forth in Section 7.1(a) not being satisfied with respect to such Seller at any time prior to the Closing. No Seller will sell, assign, transfer or otherwise dispose of all or any portion of the Purchased Interest held or represented to be held by it on the date of this Agreement, except by ICM-VI in connection with the Distribution and the adjustments referred to in the second sentence of Section 4.3(b).

                  (d) Prior to the Closing, at the request of Buyer, the General Partner and IMI shall use all commercially reasonable efforts to cause any programming contracts held in the name of IMI or InterMedia Partners, L.P. or any other InterMedia entity to be assigned to the Operating Partnership to the extent that programming has been provided to the InterMedia Systems thereunder (the "InterMedia Programming Contracts"). To the extent that any such InterMedia Programming Contracts have not been assigned to the Operating Partnership, and the Operating Partnership has not secured substantially equivalent replacement programming on substantially similar terms, by the Closing, then following the Closing, at the request of Buyer, IMI and the Operating Partnership shall continue to use commercially reasonably efforts to effect such assignments and shall, to the extent feasible, enter into such arrangements as result in the Operating Partnership obtaining the benefits of, and performing the obligations under, such InterMedia Programming Contracts.

         6.4 Confidentiality; Press Release.

                  (a) Sellers may from time to time in the course of this transaction disclose to Buyer information and material concerning the Sellers and the InterMedia Companies, the InterMedia Assets and the InterMedia Systems, including proprietary information, contracts, marketing information, technical information, product or service concepts, subscriber information, rates, financial information, ideas, concepts and research and development (any of the foregoing and any analysis, compilations, studies or other documents prepared by or on behalf of Buyer in respect thereof are hereafter collectively referred to as "Confidential Information"). The term "Confidential Information" does not include any item of information that (1) is publicly known at the time of its disclosure, (2) is lawfully received from a third party not bound to keep such information confidential, (3) is published or otherwise made known to the public by any source other than a party bound by the provisions hereof, (4) was generated by Buyer independently, or (5) is made publicly known pursuant to disclosures required by applicable Legal Requirements (including any legal obligations imposed on Buyer in connection with any public financing proposed to be obtained by Buyer or any Affiliate of Buyer). Buyer agrees that Confidential Information received from the Sellers or from the InterMedia Companies shall be used solely in connection with the transaction contemplated by this Agreement. Buyer agrees that it shall treat confidentially and not directly or indirectly, divulge, reveal, report, publish, transfer or disclose, for any purpose whatsoever (other than to its investors, financing sources and agents for the purpose of consummating the transactions contemplated by this Agreement, each of whom shall maintain the confidentiality of such Confidential Information), all or any portion of the Confidential Information disclosed to it by the Sellers or by the InterMedia Companies. In the event of a breach of the covenants contained in this Section 6.4(a), the Sellers shall be entitled to seek injunctive relief as well as any and all other remedies at law or equity. If the Closing does not occur, the Confidential Information, except for that portion which consists of analysis, compilations, studies or other documents prepared by or on behalf of Buyer, will be returned to the Sellers immediately upon the Sellers' request therefor; and that portion of the Confidential Information which consists of analysis, compilations, studies or other documents prepared by or on behalf of Buyer will be held by Buyer and kept confidential and subject to the terms of this Section 6.4(a), or will be destroyed.

                  (b) No party will, and the General Partner will not permit any InterMedia Company to, issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent and approval of the Buyer (in the case of the Sellers or the InterMedia Companies) or the General Partner (in the case of Buyer) except for disclosures required by applicable Legal Requirements (including any legal obligations imposed on Buyer in connection with any public financing proposed to be obtained by Buyer or any Affiliate of Buyer). With respect to press releases or any other public announcement required by applicable Legal Requirements, the party intending to make such release or disclosure shall provide the other parties with an advance copy and a reasonable opportunity to review.

         6.5 Cooperation; Commercially Reasonable Efforts. The parties shall cooperate, and the General Partner shall cause the InterMedia Companies to cooperate, with each other and their respective counsel and accountants in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement, and otherwise use their commercially reasonable efforts, and the parties shall also, and the General Partner shall cause the InterMedia Companies to, use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder as expeditiously as practicable. For a period of six months after the Closing, upon the Buyer's reasonable request and at Buyer's expense, the General Partner shall cooperate with Buyer and the InterMedia Companies in connection with any material transition matters and disputes as described below. Subject to the terms of this Agreement, such cooperation shall include providing Buyer with a copy of records and information possessed by the General Partner and reasonably requested by Buyer relating to any such matter and reasonably assisting Buyer with any material matter or dispute that may arise after the Closing but only as it relates to periods prior to the Closing with any party with which the InterMedia Companies do business (including programmers).

         6.6 HSR Act. The parties acknowledge that, as of the date of this Agreement, the transactions contemplated by this Agreement are not subject to notification under the HSR Act. In order to facilitate a prompt closing of the transactions contemplated by this Agreement, the parties agree that to the extent any subsequent potential transaction (other than the Pending Swaps) contemplated by any party which arises out of or relates to the Partnership or the transactions contemplated hereby is subject to the HSR Act, such subsequent transaction will neither be notified under the HSR Act nor consummated until after the Closing.

         6.7 Tax Matters.

         The following provisions shall govern the allocation of responsibility between Buyer and Sellers for certain tax matters following the Closing Date:

                  (a) Tax Returns to be Filed After the Closing Date. The General Partner shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the InterMedia Companies which are required to be filed after the Closing Date and relate solely to periods prior to the Closing Date. Such Tax Returns shall be prepared in accordance with (1) each InterMedia Company's past custom and practice (subject to applicable Legal Requirements and determined on the basis of the appropriate permanent records of such InterMedia Company) and (2) if the Partnership's taxable year does not close as to all of its partners on the Closing Date, the interim closing of the books method as provided in section 1.706-1(c)(2) of the Income Tax Regulations notwithstanding section 3.1(f) of the Partnership Agreement to the contrary. The General Partner shall use reasonable commercial efforts to prepare such Tax Returns in a manner that is consistent with past practice. The General Partner shall provide Buyer with drafts of such Tax Returns (together with the relevant back-up information), and Buyer may submit comments which it deems necessary to the General Partner in connection with the preparation of such Tax Returns. The General Partner shall in good faith consider the inclusion of such comments; provided, however, that the General Partner has the final discretion in determining the final form of such Tax Returns and may file such Tax Returns with the proper Governmental Authority without Buyer's consent.

                  (b) Cooperation on Tax Matters.

                           (1) Buyer and the General Partner shall cooperate
fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, Litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the General Partner agree to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or the General Partner, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded. After the Closing the General Partner and the Buyer shall promptly notify the other of any audit or other Tax matter relating to any periods prior to the Closing Date which is brought to its attention by notice from the Internal Revenue Service and forward to the other copies of any notices, correspondence, reports or other instruments, communications or documents received in connection therewith. Neither Buyer nor the General Partner will settle or compromise any such audit or Tax matter without the consent of the other, which consent shall not be unreasonably withheld.

                           (2) Buyer and the General Partner further agree, upon
request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

                  (c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the InterMedia Companies shall be terminated as of the Closing Date and, after the Closing Date, the InterMedia Companies shall not be bound thereby or have any liability thereunder.

                  (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by Sellers. Buyer and the General Partner will cooperate in all reasonable respects to prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

         6.8 Cooperation on Financing and SEC Matters.

                  (a) The General Partner shall cause the InterMedia Companies to cooperate in all commercially reasonable respects with Buyer in connection with any financing proposed to be obtained by Buyer following execution of this Agreement. Without limiting the generality of the foregoing, the General Partner shall cause the InterMedia Companies to cooperate in all commercially reasonable respects with Buyer and its counsel and accountants in connection with any filing required to be made by Buyer with the SEC (including any filing required in connection with any public financing proposed to be obtained by Buyer). The General Partner shall provide to Buyer such information relating to the InterMedia Companies and InterMedia's Business as Buyer may reasonably request. All costs, expenses and fees incurred in connection with the preparation and inclusion by Buyer of such information in any such filing shall be borne by Buyer.

                  (b) The Sellers hereby consent, and the General Partner will cause the InterMedia Companies to consent, to the inclusion by Buyer of financial statements of the InterMedia Companies, if requested to be so included by Buyer, in any report required to be filed by Buyer with the SEC or pursuant to applicable Legal Requirements, including the Securities Act and the Exchange Act. All costs, expenses and fees incurred in connection with the preparation and inclusion by Buyer of financial statements of the InterMedia Companies in any such report shall be borne by Buyer. The General Partner agrees to use, and will cause the InterMedia Companies to use, commercially reasonable efforts to obtain the consent of the independent public accountants of the InterMedia Companies to the inclusion of such financial statements in any report so required to be filed by Buyer.

                  (c) Buyer hereby agrees to, and following the Closing to cause each of the InterMedia Companies to, release the Sellers and their Affiliates and their respective officers, directors, managers, employees, stockholders, partners, representatives and other agents (each an "indemnitee") from, and indemnify and hold harmless all such indemnitees against, any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, which arise out of or in any way relate to the filings, financings, reports or other actions contemplated by Section 6.8(a) or (b), including the furnishing of any financial statements of and other information relating to the InterMedia Companies or the Sellers for inclusion in any document in connection therewith, and to reimburse such indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, provided, however, that Buyer's indemnification obligation shall not apply to the extent any such losses, claims, damages or liabilities arise out of the gross negligence or willful misconduct of any such indemnitees.

                  (d) Prior to the Closing (or the date on which the Closing would occur but for a breach of this Section 6.8(d)), the Buyer will either (1) procure from the lenders under the Loan Documents a written waiver, in form and substance reasonably satisfactory to the General Partner, that (A) will permit the transactions contemplated by this Agreement to be consummated without an event of default thereunder being caused thereby, (B) that will permit the payment by the InterMedia Companies on the Closing Date of the monitoring fees accrued or prorated to such date to TCI LLC and the Blackstone Partners, and (C) that will permit the sale and transfer of the Purchased Interests to Buyer as contemplated by this Agreement and the receipt by the Sellers of the Purchase Price therefor free and clear of the Loan Document Liens; or (2) obtain refinancing of all of the InterMedia Companies' existing indebtedness for borrowed money under the Loan Documents to the extent such indebtedness would otherwise be subject to acceleration upon consummation of the Closing absent the consent and waiver described in clause (1) (such consent and waiver or refinancing being referred to as the "Rollover/Refinancing"). In addition, prior to the Closing (or the date on which the Closing would occur but for a breach of this Section 6.8(d)) the Buyer will obtain an unconditional written release, in form and substance reasonably satisfactory to the Blackstone Partners, of the Blackstone Partners and their Affiliates, effective as of the Closing, from their guaranty obligations under the Loan Documents (such release being referred to as the "Blackstone Release") without any payment being required by the Blackstone Partners or any other Seller in connection therewith without their consent.

                  (e) Buyer will bear, and will indemnify the Sellers and the InterMedia Companies for and against, all costs, charges and expenses associated with obtaining and consummating the Rollover/Refinancing and the Blackstone Release.

         6.9 Schedules. Not less than five Business Days prior to Closing, the General Partner will deliver to Buyer revised copies of Schedule 3.4 to reflect any Contracts entered into after the date of this Agreement which contemplate payments by or to one of the InterMedia Companies exceeding $25,000 and any other Schedule included in this Agreement and relating to Article 3 to the extent necessary to make the representations and warranties of the General Partner, if specifically qualified by materiality, true and correct in all respects, and if not so qualified, true and correct in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing, except in the case of any representation or warranty which is made as of a specified date, in which case so true and correct at and as of such specified date, and in each case marked to show any such changes thereto; provided, however, that for purposes of the General Partner's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing unless otherwise expressly agreed by Buyer.

         6.10 Environmental Reports.

                  (a) Between the date of this Agreement and May 31, 1999, Buyer may obtain at its expense such environmental assessments and reports with respect to the real property included in the InterMedia Assets as it may determine and, to the extent within the authority of the General Partner and the InterMedia Companies, upon reasonable prior notice, the General Partner shall cause the InterMedia Companies to afford to Buyer, and all environmental engineers and consultants acting on Buyer's behalf such access during normal business hours to the sites and facilities relating to the InterMedia Systems as is reasonably required and does not unreasonably disrupt normal business operations to permit such engineers and consultants to conduct the physical on-site inspections and prepare the environmental surveys and assessments with respect to such sites and facilities as Buyer shall reasonably request. Buyer will indemnify the Sellers and the InterMedia Companies for any damages to such sites and facilities that is caused as a result of such surveys and assessments. Notwithstanding any of the foregoing, no environmental assessment shall include invasive or destructive sampling or testing at any of such sites or facilities without the prior approval of the General Partner. The General Partner shall not unreasonably withhold such approval if the environmental engineers or consultants acting on Buyer's behalf (1) reasonably conclude, based on specific information, that conditions are reasonably likely to exist at any of such sites or facilities that would reasonably be expected to result in Material Environmental Liability, and (2) with reasonable specificity and particularity identify to the General Partner the basis for reasonably concluding that such conditions exist.

                  (b) In order for the Buyer to assert that the closing condition in Section 7.1(a) has not been satisfied by reason of any misrepresentation in Section 3.6 resulting in a Material Environmental Liability, Buyer shall be required to make such assertion by June 15, 1999 or otherwise be deemed to have waived its right to so assert. If Buyer makes such assertion and the General Partner disagrees with such assertion, Buyer and the General Partner shall promptly jointly retain Environ Corporation to serve as an independent environmental consultant (the "Independent Consultant"). The Independent Consultant shall be required to promptly, and in no event later than 30 days following the retention of the Independent Consultant, offer its opinion as to whether the matters alleged by Buyer to constitute a breach of the representations contained in Section 3.6 would reasonably be expected to result in a Material Environmental Liability. In reaching its opinion, the Independent Consultant shall be required to (1) assume that all reasonable and legally permissible actions will be taken to avoid, minimize or defer liabilities under Environmental Laws, and (2) only consider liabilities likely to be incurred within five years of the date of this Agreement. Buyer and each Seller agrees that the opinion of the Independent Consultant in this regard shall be final and binding on the parties. The costs and expenses of the Independent Consultant and its services rendered pursuant to this Section 6.10 shall be borne by the party with whom the Independent Consultant disagrees.

         6.11 Year 2000 Matters.

                  (a) Certain Defined Terms. For purposes of this Section 6.11, the following terms shall have the following meanings:

                           (1) "Computer and Other Systems" means hardware and
software, equipment and cable plant, and building and other facilities used in connection with InterMedia's Business which are date dependent or which process date data, including any firmware, application programs, user interfaces, files and databases, and which might be adversely affected by the advent or changeover to the Year 2000.

                           (2) "Year 2000 Ready" or "Year 2000 Readiness" means
that the referenced component, system, software, equipment or other item is designed or has been modified to be used prior to, during and after the calendar year 2000 A.D., and that such item will operate at all levels, including microcode, firmware, application programs, user interfaces, files and databases, during each such time period without material error or interruption relating to, or the product of, date data which represents or references different centuries or more than one century.

                           (3) "Year 2000 Remediation Program" means a
reasonable program that is designed to make Year 2000 Ready all material components, systems, software, equipment, facilities and other items used in InterMedia's Business. Such Year 2000 Remediation Program must be conducted by persons with experience in issues related to Year 2000 Readiness and such persons must have organized an enterprise-wide program management office which reports to executive level management and the board of directors or other governing body of such entity.

                  (b) Year 2000 Readiness Efforts. The General Partner has delivered to Buyer a summary in reasonable detail of the InterMedia Companies' Year 2000 Remediation Program. Prior to the Closing Date, the General Partner shall cause the InterMedia Companies to maintain their Year 2000 Remediation Program. Pursuant to such Year 2000 Remediation Program, all material Computer and Other Systems included in the InterMedia Assets will be evaluated, remediated and tested on the same general basis, and on the same general work plan and timetable, as other material computer systems, facilities and equipment owned and operated by the InterMedia Companies' Affiliates. After the Closing Date through March 31, 2000, the General Partner will use commercially reasonable efforts to cooperate with Buyer regarding the InterMedia Companies' Year 2000 Remediation Program. Such cooperation shall consist of providing Buyer with any non-confidential information possessed by it and reasonably requested by Buyer regarding the Year 2000 Readiness of any material component of the Computer and Other Systems owned by the InterMedia Companies. The parties acknowledge that nothing contained in this Section 6.11 shall constitute any representation, guarantee, covenant or warranty that the Computer and Other Systems included in the InterMedia Assets will be Year 2000 Ready at the Closing Date or thereafter.

         6.12 Consent and Agreements of Sellers, TCI and Buyer.

                  (a) Each Seller and TCI LLC consents to the execution, delivery, and performance of this Agreement by each Seller and to the taking by each Seller and each InterMedia Company of all actions contemplated by this Agreement to be taken by such Person, including the sale of the Purchased Interests by each Seller to Buyer.

                  (b) At the Closing, each of the Sellers, TCI LLC and Buyer will enter into an Amended and Restated Agreement of Limited Partnership for the Partnership that will become effective concurrently with the Closing and after consummation of the Distribution and the Conversion and that will evidence the admission of Buyer as the general partner of the Partnership holding a 50% pro rata percentage interest, that will evidence TCI Inc. and TCI LLC as limited partners of the Partnership holding in the aggregate a 50% pro rata percentage interest, and that will evidence the withdrawal of the General Partner, IMI, Lewis, the Blackstone Partners and Hindery as partners in the Partnership (the "Amended and Restated Partnership Agreement").

         6.13 WARN Act. Buyer will not, on or within 90 days after the Closing Date, permit the InterMedia Companies to effectuate a "plant closing" or "mass layoff" resulting in "employment loss" at any of the employment sites of the InterMedia Companies (as those terms are defined in the WARN Act).

         6.14 Affiliate Transactions. All agreements and arrangements between and among any of the InterMedia Companies, on the one hand, and any of the Sellers (other than TCI Inc.) or such Sellers' Affiliates or TCI Inc. or TCI LLC, on the other hand, shall be terminated concurrently with the Closing without any further action by the parties, and all amounts payable thereunder by the InterMedia Companies shall be paid by the InterMedia Companies at the Closing out of pre-closing cash (or such amounts shall be included as Other Current Liabilities in the computation of Adjustment Liabilities), including but not limited to the following agreements: (a) Services Agreement dated October 30, 1997 between the Operating Partnership and IMI; (b) Administration Fee Agreement dated April 30, 1998 between Operating Partnership and ICM-VI; (c) Monitoring Fee Agreement dated April 30, 1998 between the Operating Partnership and Blackstone Management Partners III, L.L.C.; and (d) Monitoring Fee Agreement dated April 30, 1998 between the Operating Partnership and TCI LLC.

                                    ARTICLE 7

                 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS

         7.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by Buyer.

                  (a) Accuracy of Representations and Warranties. The representations and warranties of each Seller in this Agreement and in any Transaction Document, if specifically qualified by materiality, shall be true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing, except for any representation or warranty which is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date.

                  (b) Performance of Agreements. Each Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this

Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                  (c) Deliveries. Each Seller shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 8.2.

                  (d) Legal Proceedings. No action, suit or proceeding shall be pending by or before any Governmental Authority or arbitration tribunal and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or arbitration tribunal, which would prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                  (e) Franchise Required Consents. The aggregate number of Equivalent Basic Subscribers in the Service Areas of all of the InterMedia Companies as of the Adjustment Time that are Transferable Service Areas shall be at least 97% of the aggregate number of Equivalent Basic Subscribers in all Service Areas of all of the InterMedia Companies as of the Adjustment Time.

                  (f) Other Required Consents. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that the Required Consents marked with an asterisk on Schedule 3.2 and any material Required Consents that are not disclosed on Schedule 3.2 that are substantially of the same significance as the Required Consents marked with an asterisk on Schedule
3.2 have been obtained without the imposition of any condition or any modification that in either case makes, or is reasonably likely to make, the underlying instrument materially more onerous in any respect or materially reduces in any respect, or is reasonably likely to materially reduce in any respect, the benefits available under the instrument in respect of which the consent relates.

                  (g) No Material Adverse Change. Since February 28, 1999, there has not been any material adverse change (other than events affecting the cable television industry generally) in (1) the condition (financial or otherwise) or results of operations of InterMedia's Business, (2) the InterMedia Assets, business, operations, condition (financial or otherwise) or results of operations of any single Principle System Group, taken as a whole, or (3) the InterMedia Assets, business, operations, condition (financial or otherwise) or results of operations of the other Systems (i.e., those which are not within any Principal System Group), taken as a whole.

                  (h) Subscriber Adjustment. The Subscriber Adjustment (as reasonably estimated by the General Partner in the Preliminary Closing Statement) shall not be greater than $15,000,000.

                  (i) Franchise Renewals. Any System Franchise that will expire within 30 months after the Closing Date for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority (other than as set forth on Schedule 3.7) shall have been renewed or extended for a period expiring no earlier than three years after the Closing Date, such renewal or extension being on terms that would not make, or are not reasonably likely to make, the System Franchise that is being renewed or extended materially more onerous in any respect and that would not materially reduce, or are not reasonably likely to materially reduce, the benefits available under the System Franchise that is being renewed or extended.

         7.2 Conditions to Sellers' Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by the Sellers.

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement and in any Transaction Document, if specifically qualified by materiality, shall be true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing, except for any representation or warranty which is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date.

                  (b) Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                  (c) Deliveries. Buyer shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 8.3.

                  (d) Legal Proceedings. No action, suit or proceeding shall be pending by or before any Governmental Authority or arbitration tribunal and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or arbitration tribunal, which would prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                  (e) Release. The Blackstone Partners shall have received the Blackstone Release.

                  (f) Subscriber Adjustment. Either (1) the Subscriber Adjustment (as reasonably estimated by the General Partner in the Preliminary Closing Statement) shall not be greater than $15,000,000, or (2) Buyer shall have waived its right to the Subscriber Adjustment in excess of $15,000,000.

                                   ARTICLE 8

                         CLOSING AND CLOSING DELIVERIES

         8.1 Closing.

                  (a) Closing Date.

                           (1) Subject to satisfaction or, to the extent
permitted by law, waiver, of the closing conditions described in Article 7, and subject to Sections 8.1(a)(2), 8.1(a)(3) and 8.1(a)(4), the Closing shall take place on the first Designated Closing Date to occur at least seven days following satisfaction or waiver of all of the conditions set forth in Sections 7.1(e) and 7.1(f), or on such other date as shall be mutually agreed by Buyer and the General Partner. For purposes of this Agreement, "Designated Closing Date" means any of September 1, 1999; October 1, 1999; November 1, 1999; December 1, 1999; December 23, 1999; February 1, 2000; March 1, 2000; April 3, 2000; May 1, 2000 and the first Business Day of each calendar month thereafter.

                           (2) If on any date on which the Closing would
otherwise be required to take place pursuant to this Section 8.1(a), (A) there shall be in effect any Judgment that would prevent or make unlawful the Closing, or (B) any other circumstance beyond the reasonable control of Sellers or Buyer shall exist that would prevent the satisfaction of any of the conditions precedent to any party set forth in Article 7 and the satisfaction of any of such conditions precedent is not waived by the party entitled to the benefit of such condition, then either the General Partner or Buyer may, at its option, postpone the date on which the Closing is required to take place until the next Designated Closing Date and on each successive Designated Closing Date may postpone the date for the Closing until the next Designated Closing Date until such Judgment ceases to be in effect, or such other circumstance ceases to exist; provided, however, that a party's postponement of the date on which the Closing is required to take place shall not restrict the exercise by the Sellers or Buyer of its rights under Section 9.2 or 9.3, as applicable, subject to extension of the Upset Date as provided therein.

                           (3) If on the date on which the Closing would
otherwise be required to take place pursuant to this Section 8.1(a), the combined audited financial statements of the InterMedia Companies for the periods comprising the three years ended December 31, 1998 have not been available to Buyer for at least 80 days, Buyer may, at its option, postpone the date on which the Closing is required to take place until a Designated Closing Date designated by Buyer that is not later than 110 days after the delivery of such financial statements.

                           (4) If on the date on which the Closing would
otherwise be required to take place pursuant to this Section 8.1(a), Buyer has been unable to obtain any debt financing necessary to fund the Purchase Price as a result of the written notice by a financing source of its right to refuse to provide such financing under the terms of any definitive financing agreement or commitment letter due to a material adverse change in financial, banking or capital market conditions which materially impairs such financing source's ability to syndicate such financing, Buyer may, at its option, extend the date on which the Closing is required to take place until a Designated Closing Date designated by Buyer that is not later than the third Designated Closing Date occurring after the date on which the Closing would otherwise be required to take place pursuant to this Section 8.1(a); provided, however, that as a condition to electing such extension, (A) the Purchase Price shall be increased by $20,000,000, and the Buyer shall immediately pay to the General Partner for the benefit of the Sellers a nonrefundable deposit of $20,000,000 to be applied towards the Purchase Price for all of the Purchased Interests other than the partnership interests in the Subsidiary Partnerships held by IMI (provided that such deposit shall be forfeited if the Closing shall not occur for any reason other than Sellers failure to make the deliveries specified in Section 8.2); (B) all of the closing conditions contained in Section 7.1 (other than the condition contained in Section 7.1(c) and subject to the following clause (C)) shall be required to and deemed to have been satisfied as of the date on which the Closing would otherwise be required to take place pursuant to this Section 8.1(a) (the "Original Designated Closing Date"); and (C) within five Business Days of receipt of notification from the Buyer of such extension, the General Partner shall elect whether to have the Subscriber Adjustment measured and applied as of the Original Designated Closing Date or as of the actual Closing Date (and if the General Partner elects the Original Designated Closing Date, the reference in Section 2.3(d) to the "Adjustment Time" shall be deemed a reference to the Adjustment Time assuming the Closing had occurred on the Original Designated Closing Date).

                  (b) Closing Place. The Closing shall be held at the offices of Cooperman, Levitt, Winikoff & Newman, 800 Third Avenue, New York, New York 10022, or any other place or time as the Sellers and Buyer shall mutually agree.

         8.2 Deliveries by Sellers. Prior to or at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

                  (a) Purchased Interests. Assignment agreements providing for the assignment of the Purchased Interests to Buyer, in a form reasonably satisfactory to Buyer, together with any certificates representing the Purchased Interests, duly endorsed for transfer.

                  (b) Officer's Certificate. A certificate executed by an executive officer of each Seller, dated as of the Closing Date (or the Original Closing Date, in the case of a postponement of the Closing by the Buyer pursuant to Section 8.1(a)(4)), certifying that the closing conditions specified in Sections 7.1(a) and (b) have been satisfied.

                  (c) Secretary's Certificate. A certificate executed by the corporate secretary of each Seller, dated as of the Closing Date, (1) certifying that the resolutions, as attached to said certificate, were duly adopted by the Board of Directors (or corresponding governing body) authorizing and approving the execution by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; (2) providing, as attachments thereto, Certificates of Good Standing for each Seller and, in the case of the certificate of the General Partner, each of the InterMedia Companies certified by an appropriate state official of the State of their organization, all certified by such state officials as of a date not more than 15 days before the Closing

Date; and (3) in the case of the certificate of the General Partner, certifying as attachments thereto true and correct copies of the documentation (or applicable provisions thereof) pursuant to which the Distribution was effectuated and the documentation (or applicable provisions thereof) pursuant to which the partnership interests in the Partnership were converted and adjusted to pro rata interests conforming to the representation and warranty in the second sentence of Section 4.3(b) (the "Conversion").

                  (d) Consents. Copies of all Required Consents which have been obtained by the Sellers prior to the Closing.

                  (e) Corporate, Financial, and Tax Records. All corporate records (including minute books and stock books and registers) and financial and tax records (except financial and tax records will be delivered within 120 days after the Closing with Buyer having reasonable access to such records prior to the date of delivery) of each of the InterMedia Companies that are not located at one of the offices or sites included in the Owned Real Property or Leased Real Property.

                  (f) Noncompetition Agreement. The Noncompetition Agreement, duly executed by each Blackstone Partner.

                  (g) Seller Releases. A Seller Release, duly executed by each Person designated on Exhibit B.

                  (h) Amended and Restated Partnership Agreement. The Amended and Restated Partnership Agreement, in form and substance consistent with
Section 6.12(b) and reasonably satisfactory to the Sellers and TCI LLC, duly executed by each Seller and TCI LLC.

                  (i) Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement, duly executed by the General Partner and the Escrow Agent.

                  (j) Lien Releases. The Sellers shall have delivered to Buyer at or prior to the Closing evidence reasonably satisfactory to Buyer that all Liens, if any (other than the Loan Document Liens if the Loan Documents are to remain outstanding after the Closing) affecting or encumbering the Purchased Interests, and that all Liens (other than Permitted Liens) affecting or encumbering the InterMedia Assets, have been terminated, released or waived, as appropriate, or original executed instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers.

         8.3 Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver to Sellers the following:

                  (a) Estimated Purchase Price. The Estimated Purchase Price for the Purchased Interests shall be delivered as follows: (1) $15,000,000 will be paid to the Escrow Agent for deposit in the Post-Closing Adjustments Escrow pursuant to Section 2.5(a); and (2) the balance (the "Net Closing Payment") will be paid to the General Partner by wire or accounts transfer of immediately available funds to an account designated by the General Partner by written notice to Buyer not less than two Business Days prior to the Closing.

                  (b) Officer's Certificate. A certificate executed by an executive officer of Buyer, dated as of the Closing Date, certifying that the closing conditions specified in Sections 7.2(a) and (b) have been satisfied.

                  (c) Secretary's Certificate. A certificate executed by the corporate secretary of the corporate general partner of the general partner of Buyer, dated as of the Closing Date, (1) certifying that the resolutions, as attached to said certificate, were duly adopted by the Board of Directors of the corporate general partner of the general partner of Buyer, authorizing and approving the execution by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect; and (2) providing, as attachments thereto, a Certificate of Good Standing for Buyer certified by an appropriate state official of the State of Delaware, certified by such state official as of a date not more than 15 days before the Closing Date.

                  (d) Post-Closing Escrow Agreement. The Post-Closing Escrow Agreement, duly executed by Buyer and the Escrow Agent.

                  (e) Amended and Restated Partnership Agreement. The Amended and Restated Partnership Agreement, in form and substance consistent with
Section 6.12(b) and reasonably satisfactory to Buyer, duly executed by Buyer.

                  (f) InterMedia Company Releases. An InterMedia Company Release, duly executed by each InterMedia Company.

                                    ARTICLE 9

                                   TERMINATION

         9.1 Termination by Agreement. This Agreement may be terminated at any time prior to the Closing by mutual agreement between the General Partner and Buyer.

         9.2 Termination by Sellers. This Agreement may be terminated at any time prior to the Closing by the Sellers and the purchase and sale of the Purchased Interests abandoned, upon written notice by the General Partner to Buyer, upon the occurrence of any of the following:

                  (a) Uncured Breach. Prior to the Closing (if none of the Sellers are then in material breach of any of its covenants, agreements or other obligations contained in this Agreement), if Buyer is in material breach or default of any of its covenants, agreements or other obligations in this Agreement, or if any of its representations in this Agreement, if specifically qualified by materiality, is not true and correct in all respects or, if qualified by materiality, is not true and correct in all material respects when made or when otherwise required by this Agreement to be true and correct, if Sellers provide Buyer with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that Sellers shall have no right to terminate if (i) Buyer cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the Closing Date and Buyer commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Closing Date and such breach or default is cured prior to the Closing Date.

                  (b) Conditions.

                           (1) If the Closing shall not have occurred on any
date designated therefor pursuant to Section 8.1 (without giving effect to any postponement of the Closing on such date) solely because of the failure of the conditions set forth in Section 7.2(f) or 7.1(h) to be satisfied or waived on such date, provided, however that the Sellers must elect to terminate pursuant to this Section 9.2(b)(1) within 15 days after any such designated date. Notwithstanding the foregoing, the Sellers may not rely on the failure of the condition set forth in Section 7.2(f) to be satisfied if such failure was principally caused by any Seller's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

                           (2) If the Closing shall not have occurred on any
date designated therefor pursuant to Section 8.1 solely because Buyer has refused to consummate the Closing and all of the conditions set forth in Section
7.1 had been satisfied as of such date (or would have been satisfied by actions to be taken at the Closing) and Buyer did not have the right to postpone the Closing pursuant to Section 8.1.

                  (c) Upset Date. If the Closing shall not have occurred on or prior to the Upset Date, unless the failure of the Closing to occur was principally caused by any Seller's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement; provided that if Buyer has postponed the date required for the Closing pursuant to Sections 8.1(a)(3) or 8.1(a)(4), the Upset Date shall be extended to the date to which the Closing was postponed.

         9.3 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer and the purchase and sale of the Purchased Interests abandoned, upon written notice to the Sellers, upon the occurrence of any of the following:

                  (a) Uncured Breach. Prior to the Closing (if Buyer itself is not then in material breach of any of its covenants, agreements or other obligations contained in this Agreement), if any Seller is in material breach or default of any of its covenants, agreements or other obligations in this Agreement, or if any of its representations in this Agreement, if specifically qualified by materiality, is not true and correct in all respects or, if qualified by materiality, is not true and correct in all material respects when made or when otherwise required by this Agreement to be true and correct, if Buyer provides the breaching Seller with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that Buyer shall have no right to terminate if (i) the breaching Seller cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the Closing Date and the breaching Seller commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Closing Date and such breach or default is cured prior to the Closing Date.

                  (b) Conditions.

                           (1) If the Closing shall not have occurred on any
date designated therefor pursuant to Section 8.1 (without giving effect to any postponement of the Closing on such date) solely because of the failure of the conditions set forth in Section 7.1(h) or 7.2(f) to be satisfied or waived on such date, provided, however that Buyer must elect to terminate pursuant to this
Section 9.3(b)(1) within 15 days after any such designated date.

                           (2) If the Closing shall not have occurred on any
date designated therefor pursuant to Section 8.1 solely because any Seller has refused to consummate the Closing and all of the conditions set forth in Section
7.2 had been satisfied as of such date (or would have been satisfied by actions to be taken at the Closing) and the Sellers did not have the right to postpone the Closing pursuant to Section 8.1.

                  (c) Upset Date. If the Closing shall not have occurred on or prior to the Upset Date, unless the failure of the Closing to occur was principally caused by Buyer's failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement; provided that if Buyer has postponed the date required for the Closing pursuant to Sections 8.1(a)(3) or 8.1(a)(4), the Upset Date shall be extended to the date to which the Closing was postponed.

                  (d) Contract Review. If (1) the System Contracts delivered to Buyer on or after April 17, 1999 pursuant to Section 3.4(c) are not reasonably satisfactory to Buyer or (2) the General Partner fails (A) to deliver any Systems Contract pursuant to Section 3.4(c) and (B) to provide Buyer with reasonable assurances that it can obtain written evidence or a replacement of such undelivered Systems Contract on terms reasonably satisfactory to Buyer within thirty days, Buyer may terminate this Agreement within five Business Days of the receipt thereof or such failure, provided that if the General Partner provides such reasonable assurances, such undertaking by the General Partner to obtain such written evidence or replacement shall be a covenant of the General Partner hereunder.

         9.4 Effect of Termination. If this Agreement is terminated as provided in this Article 9, then this Agreement will forthwith become null and void and there will be no liability on the part of any party hereto to any other party hereto or any other Person in respect thereof, provided that:

                  (a) Surviving Obligations. The obligations of the parties described in Sections 6.4, 9.4 and 10.1 (and all other provisions of this Agreement relating to expenses) will survive any such termination.

                  (b) Withdrawal of Applications. All filings, applications and other submissions relating to the transfer of the Purchased Interests shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to whom made.

                  (c) Breach by Buyer. No such termination will relieve Buyer from liability for its breach of this Agreement, and in such event the Sellers shall have all rights and remedies available at law or equity, including the right of specific performance against Buyer.

                  (d) Breach by the Sellers. No such termination will relieve any Seller from liability for its breach of this Agreement, and in such event Buyer shall have all rights and remedies available at law or equity, including the remedy of specific performance against such breaching Seller. Each Seller acknowledges that the unique nature of the Purchased Interests and InterMedia's Business renders money damages an inadequate remedy for the breach by it of its obligations under this Agreement, and it agrees that in the event of such breach, Buyer will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

         9.5 Attorneys' Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Following the Closing the Sellers will be responsible for paying all expenses of the InterMedia Companies relating to the consummation of the transactions contemplated by this Agreement, including fees and expenses of attorneys, accountants, financial advisors and broker fees, and Sellers will reimburse the InterMedia Companies for any such expenses paid by the InterMedia Companies after the Adjustment Time. Buyer shall be entitled to rely on and enforce this Section 10.1 on behalf of the InterMedia Companies after the Closing.

         10.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and shall be addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 10.2:

If to Buyer:                          Insight Communications Company, L.P.
                                      126 East 56th Street
                                      New York, New York 10022
                                      Attention:  Michael S. Willner, President
                                      Telecopier: (212) 371-1549

with a copy (which shall not          Dow, Lohnes & Albertson, PLLC
constitute notice) to:                1200 New Hampshire Avenue, N.W.
                                      Suite 800
                                      Washington, D.C. 20036
                                      Attention:  Leonard J. Baxt, Esq.
                                      Telecopier: (202) 776-2222

If to the Sellers:                    InterMedia Capital Management VI, LLC
                                      235 Montgomery Street
                                      Suite 420
                                      San Francisco, California  94104
                                      Attention: Robert J. Lewis and
                                                 Rodney Royse
                                      Telecopier: (415) 397-3406

With a copy (which shall not          Pillsbury, Madison & Sutro LLP
constitute notice) to:                235 Montgomery Street
                                      San Francisco, CA  94104
                                      Attention: Robert J. Spjut, Esq.
                                      Telecopier: (415) 983-1200

with a copy (which shall not          Blackstone Management Partners III, L.L.C.
constitute notice) to:                345 Park Avenue
                                      New York, New York 10022
                                      Attention: Bret Pearlman
                                      Telecopy: (212) 583-5712
with a copy (which shall not          Simpson Thacher & Bartlett
constitute notice) to:                425 Lexington Avenue
                                      New York, New York 10017-3954
                                      Attention: Wilson Neely, Esq.
                                      Telecopier: (212) 455-2500

with a copy (which shall not          Tele-Communications, Inc.
constitute notice) to:                9197 South Peoria Street
                                      Englewood, Colorado 80112
                                      Attention: Derek Chang
                                      Telecopier: (720) 875-5855

with a copy (which shall not          Sherman & Howard, L.L.C.
constitute notice) to:                633 Seventeenth Street
                                      Suite 3000
                                      Denver, Colorado  80202
                                      Attention: Peggy B. Knight, Esq.
                                      Telecopier: (303) 299-8140

         10.3 Benefit and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (a) except in connection with the Distribution as provided in Section 2.1(b) and the adjustments referred to in the second sentence of Section 4.3(b), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller without the prior written consent of Buyer, and (b) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer without the prior written consent of Sellers. Notwithstanding the provisions of the immediately preceding sentence, Buyer may assign all or any portion of its rights and obligations under this Agreement to one or more Subsidiaries or Affiliates of Buyer, without the prior written consent of the Sellers, and Buyer may assign its rights and obligations under this Agreement with respect to the purchase of the partnership interests in the Subsidiary Partnerships held by IMI to any Person without the prior consent of the Sellers; and Buyer shall cause any entity to which any material portion of the assets of Buyer or its Subsidiaries are transferred or assigned (other than unaffiliated Persons to which assets are transferred or assigned in an arms-length transaction) to become obligated to perform the obligations to be performed by Buyer under this Agreement to the same extent as Buyer; provided that in each case Insight Communications Company, L.P. or its successors or assigns, as applicable, remains liable to perform the obligations in full to be performed by Buyer hereunder. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         10.4 Further Assurances. After the Closing the parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party, at the expense of the requesting party.

         10.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         10.6 Entire Agreement. This Agreement, the Schedules and the Exhibits hereto, and the other Transaction Documents to be delivered by the parties pursuant to this Agreement, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

         10.7 Amendments; Waiver of Compliance. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver (a) will be binding upon a Seller only if such amendment or waiver is set forth in a writing executed by such Seller, and (b) will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other matter not expressly waived.

         10.8 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         10.9 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

         10.10 Survival.

                  (a) Covenants and Agreements. All covenants and agreements contained in this Agreement which by their terms are to be performed after the Closing shall survive the Closing and shall survive until performed in full, including all such covenants and agreements contained in Article 2 and Section 10.1.

                  (b) Representations and Warranties of the General Partner. The representations and warranties of the General Partner contained in Article 3 of this Agreement shall expire as of the Closing Date and shall not survive the Closing.

                  (c) Representations and Warranties of the Sellers. The representations and warranties of the Sellers contained in Article 4 of this Agreement (other than the representations and warranties contained in Section 4.3, which shall survive the Closing until the expiration of the applicable statute of limitations) shall expire as of the Closing Date and shall not survive the Closing.

                  (d) Representations and Warranties of the Buyer. The representations and warranties of the Buyer contained in Article 5 of this Agreement (other than the representations and warranties contained in Sections 5.5 and 5.6, which shall survive the Closing until the expiration of the applicable statute of limitations) shall expire as of the Closing Date and shall not survive the Closing.

                  (e) Limitation of Recourse against Sellers. Following the Closing, in the absence of actual fraud, neither the General Partner nor any other Seller shall have any liability or obligation to indemnify or otherwise hold harmless the Buyer or the InterMedia Companies (or any of their successors or permitted assigns) for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby (including any misrepresentation or inaccuracy in, or breach of, any representations or warranties (other than the representations or warranties contained in Section 4.3) or any breach or failure in performance prior to the Closing of any covenants or agreements made by the General Partner or the Sellers in this Agreement or in any exhibit or the Schedules hereto or any certificate or instrument delivered hereunder), and neither the Buyer nor the InterMedia Companies (or any of their successors or permitted assigns) shall be entitled to bring any claim based on, relating to or arising out of any of the foregoing against the General Partner or any other Seller (or any of the General Partner's or any other Seller's employees, directors, agents or representatives). Without limiting the generality of the foregoing, in the absence of actual fraud, neither the Buyer nor its respective successors or permitted assigns shall be entitled to seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. This
Section 10.10 shall not preclude Buyer from making any claim in respect of a breach of any representation, warranty, covenant or agreement which survives the Closing or any claim under the Post-Closing Escrow Agreement, the Noncompetition Agreements, the Seller Releases, or assignments delivered at the Closing, which shall each be governed by its respective terms. Buyer agrees that, notwithstanding any other provision of this Agreement or any Transaction Document, and any rule of law or equity to the contrary, the Sellers' obligations and liabilities under this Agreement and the other Transaction Documents shall be nonrecourse to all direct and indirect stockholders, general and limited partners and members of the Sellers and to their successors and assigns and to all of their respective officers, directors, shareholders, employees, and agents, and none of the foregoing (except to the extent it is a Seller) shall have any obligation or liability to Buyer arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

                  (f) Acknowledgment by the Buyer. The Buyer understands that the representations and warranties of the General Partner and the other Sellers contained in this Agreement will not survive the Closing (except as expressly set forth in Section 10.10) and constitute the sole and exclusive representations and warranties of the General Partner and the other Sellers to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the InterMedia Companies) are specifically disclaimed by the General Partner and the other Sellers.

                  (g) Limitation of Recourse against Buyer. Following the Closing, in the absence of actual fraud, the Buyer shall not have any liability or obligation to indemnify or otherwise hold harmless the Sellers or the InterMedia Companies (or any of their successors or permitted assigns) for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby (including any misrepresentation or inaccuracy in, or breach of, any representations or warranties (other than the representations or warranties contained in Section 5.5 and 5.6) or any breach or failure in performance prior to the Closing of any covenants or agreements made by Buyer in this Agreement or in any exhibit or the Schedules hereto or any certificate or instrument delivered hereunder), and neither the Sellers nor any of their successors or permitted assigns shall be entitled to bring any claim based on, relating to or arising out of any of the foregoing against Buyer or the InterMedia Companies (or any of Buyer's or the InterMedia Companies' employees, directors, agents or representatives). Without limiting the generality of the foregoing, in the absence of actual fraud, neither the Sellers nor their respective successors or permitted assigns shall be entitled to seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. This Section 10.10 shall not preclude the Sellers from making any claim in respect of a breach of any representation, warranty, covenant or agreement which survives the Closing or any claim under the Post-Closing Escrow Agreement, which shall be governed by its respective terms. Each Seller agrees that, notwithstanding any other provision of this Agreement or any Transaction Document, and any rule of law or equity to the contrary, Buyer's obligations and liabilities under this Agreement and the other Transaction Documents shall be nonrecourse to all direct and indirect general and limited partners of Buyer and to their successors and assigns and to all of their respective officers, directors, shareholders, employees, and agents, and none of the foregoing shall have any obligation or liability to any Seller arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

                  (h) Acknowledgment by the Sellers. Each Seller understands that the representations and warranties of Buyer contained in this Agreement will not survive the Closing (except as expressly set forth in this Section 10.10) and constitute the sole and exclusive representations and warranties of Buyer to the Sellers in connection with the transactions contemplated hereby, and each Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by Buyer.

         10.11 Commercially Reasonable Efforts. For purposes of this Agreement, "commercially reasonable efforts" or "reasonable commercial efforts" will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any contract that are significant in the context of such contract (or are significant on an aggregate basis as to all contracts).

         10.12 Effect of Agreement. Notwithstanding anything to the contrary in this Agreement, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, the public or other announcement or notification of any thereof, or any event or circumstance arising directly and solely from any of the foregoing shall be deemed to result in a Material Adverse Effect or otherwise in a breach of or inability to make any representation or warranty contained in Sections 3.3 through 3.19 (excluding the representation and warranty in Section 3.4(b) regarding rights of first refusal) or a failure of a condition precedent contained in Section 7.1(a) (solely to the extent relating to such representations and warranties), 7.1(b) or 7.1(g).

                     [REMAINDER OF PAGE INTENTIONALLY BLANK;
                         SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, this Agreement has been executed by Buyer, the General Partner and the other Sellers as of the date first written above.


                         BUYER:

                         INSIGHT COMMUNICATIONS COMPANY, L.P.

                         By:      ICC Associates, L.P., its General Partner

                         By:      Insight Communications, Inc., its General
                                  Partner


                         By:      ______________________________________________
                                  Name:
                                  Title:


                         GENERAL PARTNER:

                         INTERMEDIA CAPITAL MANAGEMENT VI, LLC,
                         by InterMedia Management, Inc., its Member


                         By:      ______________________________________________
                                  Robert J. Lewis, President and Chief Executive Officer


                         LIMITED PARTNER SELLERS:

                         INTERMEDIA MANAGEMENT INC.


                         By:      ______________________________________________
                                  Robert J. Lewis, President and Chief Executive Officer

                         _______________________________________________________
                         ROBERT J. LEWIS



                            [THIS IS A SIGNATURE PAGE
                           TO THE PURCHASE AGREEMENT]

                         TCI ICM VI, INC.


                         By:      ______________________________________________
                                  Name:
                                  Title:


                         INTERMEDIA CAPITAL MANAGEMENT VI, L.P.,
                         by InterMedia Management, Inc., its general partner

                         By:      ______________________________________________
                                  Robert J. Lewis, President and Chief Executive Officer


                         BLACKSTONE KC CAPITAL PARTNERS L.P.

                         By: Blackstone Management Associates III L.L.C., its General Partner


                         By:      _____________________________________________
                                  Name:
                                  Title:


                         BLACKSTONE FAMILY INVESTMENT
                         PARTNERSHIP III L.P.

                         By: Blackstone Management Associates III L.L.C., its General Partner


                         By:      _____________________________________________
                                  Name:
                                  Title





                            [THIS IS A SIGNATURE PAGE
                           TO THE PURCHASE AGREEMENT]

                         BLACKSTONE KC OFFSHORE CAPITAL
                         PARTNERS L.P.

                         By: Blackstone Management Associates III L.L.C., its General Partner


                         By:      _____________________________________________
                                  Name:
                                  Title


                         By: Blackstone Services (Cayman) III, LDC, its General Partner


                         By:      _____________________________________________
                                  Name:
                                  Title



                         ______________________________________________________
                         LEO J. HINDERY, JR.


                         TCI IP-VI, LLC (For the limited purposes set forth in Sections 6.12 and 8.2(g) and (h))


                         By:      _____________________________________________
                                  Name:
                                  Title:

                            [THIS IS A SIGNATURE PAGE
                           TO THE PURCHASE AGREEMENT]